Exhibit 10.1

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of December 1, 2009

between

PLANAR SYSTEMS, INC.,

as Borrower,

and

BANK OF AMERICA, N.A.,

as Lender

i

5.13 Subsidiaries		30
5.14 Disclosure		30
5.15 Compliance with Laws		30
5.16 Intellectual Property; Licenses, Etc.		30
5.17 Margin Regulations; Investment Company Act		30
5.18 Rights in Collateral; Priority of Liens		31

ARTICLE VI.	AFFIRMATIVE COVENANTS	31

6.01 Financial Statements		31
6.02 Certificates; Other Information		31
6.03 Notices		32
6.04 Payment of Obligations		32
6.05 Preservation of Existence, Etc.		32
6.06 Maintenance of Properties		33
6.07 Maintenance of Insurance		33
6.08 Compliance with Laws		33
6.09 Books and Records		33
6.10 Inspection Rights		33
6.11 Use of Proceeds		33
6.12 Financial Covenants		33
6.13 Additional Guarantors; Pledge of Capital Stock		34
6.14 Collateral Records		34
6.15 Security Interests		34
6.16 Banking Relationships		34

ARTICLE VII.	NEGATIVE COVENANTS	35

7.01 Liens		35
7.02 Investments		36
7.03 Indebtedness		36
7.04 Fundamental Changes		37
7.05 Dispositions		37
7.06 Restricted Payments		38
7.07 Change in Nature of Business		38
7.08 Transactions with Affiliates		38
7.09 Burdensome Agreements		38
7.10 Margin Regulations		38
7.11 Capital Expenditures		38

ARTICLE VIII.	EVENTS OF DEFAULT AND REMEDIES	38

8.01 Events of Default		38
8.02 Remedies Upon Event of Default		40
8.03 Application of Funds		41

ARTICLE IX.	MISCELLANEOUS	41

9.01 Amendments, Etc.		41
9.02 Notices and Other Communications; Facsimile Copies		41
9.03 No Waiver; Cumulative Remedies		42
9.04 Attorney Costs, Expenses and Taxes		42
9.05 Indemnification by Borrower		43
9.06 Payments Set Aside		43
9.07 Successors and Assigns		43
9.08 Confidentiality		44
9.09 Set-off		45
9.10 Interest Rate Limitation		45

ii

9.11 Counterparts	45
9.12 Integration	45
9.13 Survival of Representations and Warranties	45
9.14 Severability	46
9.15 Governing Law	46
9.16 Arbitration and Waiver of Right to Trial by Jury	46
9.17 Time of the Essence	47
9.18 Certain Agreements Not Enforceable	47
9.19 Amendment and Restatement	47
9.20 USA PATRIOT Act Notice	47

SCHEDULES

5.06 Litigation
5.09 Environmental Matters
5.13 Subsidiaries
7.01 Existing Liens
7.03 Existing Indebtedness

EXHIBITS

Form of

A Loan Notice
B Note
C Guaranty
D Security Agreement
E Pledge Agreement
F Contribution Agreement
G Borrowing Base Certificate
H Compliance Certificate

iii

AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT (“Agreement”) is entered into as of December 1 2009, among PLANAR SYSTEMS, INC., an Oregon corporation (the “Borrower”), and BANK OF AMERICA, N.A., a national banking association (the “Lender”).

RECITALS

A. Borrower, Lender and Bank of America, N.A., a national banking association, as administrative Lender for Lender (In such capacity, the “Agent”), are parties to that certain Credit Agreement dated as of December 16, 2003 (as amended, restated, supplemented or otherwise modified, together with all exhibits and schedules attached thereto from time to time, the “Existing Credit Agreement”), pursuant to which Lender has made, or committed to make, revolving loans to Borrower and Agent has issued, or committed to issue, letters of credit for the account of Borrower.

B. Lender and Agent are parties to that certain Assignment Agreement dated as of December 1, 2009 (the “Assignment Agreement”) pursuant to which, among other things, Agent assigned to Lender all of its right, title and interest under the Existing Credit Agreement.

C. Borrower has requested Lender to extend the period during which Lender will commit to make revolving loans to Borrower and to issue letters of credit for the account of Borrower, and to make certain other modifications to, and amend and restate in its entirety, the Existing Credit Agreement, which Lender has agreed to do on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the parties hereto hereby agree to amend and restate the Existing Credit Agreement as follows:

ARTICLE I.	DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to any Person, another Person that directly or indirectly through one or more intermediaries, Controls, or is Controlled by or is under common Control with, the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 10% or more of the securities having ordinary voting power for the election of directors, managing general partners or equivalent governing body of such Person.

“Agreement” means this Amended and Restated Credit Agreement.

“Applicable Rate” means a per annum rate equal to:

(a)	with respect to Eurodollar Floating Rate Loans, 3.50%;

(b)	with respect to Eurodollar Rate Loans, 3.50%;

(c)	with respect to Letters of Credit, 2.00%; and

(d)	with respect to the commitment fee, 0.50%.

“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external counsel and, without duplication, the allocated cost of internal legal services and all expenses and disbursements of internal counsel.

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of Borrower and its Subsidiaries for the fiscal year ended September 25, 2009, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of Borrower and its Subsidiaries, including the notes thereto.

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Commitment pursuant to Section 2.05, and (c) the date of termination of the Commitment pursuant to Section 8.02.

“Average Monthly Balance” means, for any period, with respect to any Unrestricted Cash and Cash Equivalents of Borrower and its Subsidiaries, the quotient of (i) the sum of the aggregate balance of all such Unrestricted Cash and Cash Equivalents on the last day of each month ended during such period divided by (ii) the number of months ended during such period.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurodollar Fixed Rate Loans, having the same Interest Period made by Lender pursuant to Section 2.01.

“Borrowing Base Amount” means, at any time, 80% of the Value of Eligible Accounts.

“Borrowing Base Certificate” means a certificate substantially in the form of Exhibit G.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of Oregon and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Capital Expenditure” means, with respect to any Person, any liability incurred or expenditure made (net of any casualty insurance proceeds or condemnation awards used to replace fixed assets following a casualty event or condemnation with respect thereto) by such Person in respect of the purchase or other acquisition of any fixed or capital asset.

“Capital Stock” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests and (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Collateralize” has the meaning specified in Section 2.03(f).

“Change of Control” means,

(a) with respect to Borrower, an event or series of events by which:

(i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, Lender or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in

Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 25% or more of the equity securities of such Person entitled to vote for members of the board of directors or equivalent governing body of such Person on a fully diluted basis (and, taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(ii) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of such Person cease to be composed of individuals: (A) who were members of that board or equivalent governing body on the first day of such period, (B) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (A) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (C) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (A) and (B) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (B) and clause (C), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors). No committee of the board of directors shall be considered an equivalent governing body.

(b) with respect to each Guarantor, an event or series of events by which Borrower ceases to directly own and control all of the Capital Stock and other equity securities of such Guarantor.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied by Borrower or waived by Lender.

“Code” means the Internal Revenue Code of 1986.

“Collateral” shall mean any and all assets and rights and interests in or to property of Borrower and each of the other Loan Parties, whether real or personal, tangible or intangible, in which a Lien is granted or purported to be granted pursuant to the Collateral Documents.

“Collateral Documents” means, collectively, the Security Agreement, the Pledge Agreement and all other agreements, instruments and documents now or hereafter executed and delivered in connection with this Agreement pursuant to which Liens are granted or purported to be granted to Lender in Collateral securing all or part of the Obligations, each in form and substance satisfactory to Lender.

“Commitment” means the obligation of Lender to make Loans and L/C Credit Extensions hereunder in an aggregate principal amount at any one time not to exceed the Commitment Amount, as such amount may be adjusted from time to time in accordance with this Agreement.

“Commitment Amount” means $12,000,000.

“Contribution Agreement” means the Indemnity, Subrogation and Contribution Agreement dated as of December 1, 2009 made by Borrower and Guarantors in substantially the form of Exhibit F, and to be entered into by additional Domestic Subsidiaries from time to time thereafter in accordance with this Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Compliance Certificate” means a certificate substantially in the form of Exhibit H.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning specified in the definition of “Affiliate”.

“Credit Extension” means a Borrowing, or an L/C Credit Extension.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Eurodollar Floating Rate plus (b) the Applicable Rate, if any, applicable to Eurodollar Floating Rate Loans plus (c) 6% per annum; provided, however, that with respect to a Eurodollar Fixed Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 6% per annum, in each case to the fullest extent permitted by applicable Laws.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized and existing under the laws of the United States or any state or commonwealth thereof or under the laws of the District of Columbia.

“EBITDA” means, for any period, for Borrower and its Subsidiaries on a consolidated basis, an amount equal to the net income for such period plus (a) the following to the extent deducted in calculating net income: (i) Interest Charges for such period, (ii) federal, state, local and foreign income tax for such period, (iii) depreciation, depletion and amortization expense deducted in determining net income for such period, (iv) foreign exchange losses, and (v) other expenses reducing net income for such period which did not or will not require a cash settlement in such period or any future period (including but not limited to impairment charges, costs associated with exit or disposal activities, in-process research and development charges, and stock based compensation), and minus (b) the following to the extent added in calculating net income: (i) foreign exchange gains, and (ii) all items increasing net income for such period which did not or will not result in a cash settlement in such period or any future period. EBITDA shall be adjusted for sales of all or a portion of an ongoing business, the financial results of which have been included in Borrower’s financial statement, and for Permitted Acquisitions of all or a portion of a business, the financial results of which will be included with Borrower’s under the equity method of accounting in accordance with GAAP, in each case, pursuant to the definition of “Pro Forma Basis.” Sale of a business does not include a sale of assets of all or a portion of a business that Borrower has decided to abandon or discontinue. EBITDA shall not include any gain resulting from the transaction of the sale of all or a portion of an ongoing business.

“Eligible Accounts” means Accounts (as defined in Article 9 of the UCC) of Borrower and Guarantors subject to the Lien of the Collateral Documents, the value of which shall be determined by taking into consideration, among other factors, their book value determined in accordance with GAAP; provided, however, that none of the following classes of Accounts shall be deemed to be Eligible Accounts:

(a) Accounts that do not arise out of sales of goods or rendering of services in the ordinary course of Borrower’s or the relevant Guarantor’s business;

(b) Accounts payable other than in Dollars or that are otherwise on terms other than those normal or customary in Borrower’s or the relevant Guarantor’s business;

(c) Accounts owing from any Person that is an Affiliate of Borrower;

(d) Accounts more than 90 days past original invoice date or more than 60 days past the date due;

(e) Accounts owing from any Person from which an aggregate amount of more than 25% of the Accounts owing therefrom are excluded for any reason under one or more subclauses of this definition;

(f) Accounts owing from any Person, when aggregated with other Accounts owing by such Person and its Affiliates, exceed 10% of the value of Eligible Accounts; provided that for purposes of subclause (f), such Accounts shall be excluded only to the extent the aggregate amount of such Accounts exceeds 10% of the Value of Eligible Accounts at any date of determination;

(g) Accounts owing from any Person that (i) has disputed liability for any Account owing from such Person or (ii) has otherwise asserted any claim, demand or liability against Borrower or any of its Subsidiaries, whether by action, suit, counterclaim or otherwise; provided that for purposes of subclause (g)(i), such Accounts shall be excluded only to the extent of the amounts being disputed by such Person at any date of determination;

(h) Accounts owing from any Person that shall take or be the subject of any action or proceeding of a type described in Section 8.01(g);

(i) Accounts (i) owing from any Person that is also a supplier to or creditor of Borrower or any of its Subsidiaries unless such Person has waived any right of setoff in a manner acceptable to Lender or (ii) representing any manufacturer’s or supplier’s credits, discounts, incentive plans or similar arrangements entitling Borrower or any of its Subsidiaries to discounts on future purchase therefrom;

(j) Accounts arising out of sales to account debtors outside the United States, unless such Accounts are fully backed by an irrevocable letter of credit on terms, and issued by a financial institution, acceptable to Lender and such irrevocable letter of credit is in the possession of Lender;

(k) Accounts arising out of sales on a bill-and-hold, guaranteed sale, sale-or-return, sale on approval or consignment basis or subject to any right of return, setoff or charge back;

(l) Accounts owing from an account debtor that is an agency, department or instrumentality of the United States or any state thereof;

(m) Accounts with respect to which the representations and warranties set forth in Section 5 of the Security Agreement applicable to Accounts are not correct; and

(n) Accounts in respect of which the Security Agreement, after giving effect to the related filings of financing statements that have then been made, if any, does not or has ceased to create a valid and perfected first priority lien or security interest in favor of Lender, securing the Obligations.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any ERISA Affiliate.

“Eurodollar Fixed Rate” means for any Interest Period with respect to a Eurodollar Fixed Rate Loan, a rate per annum determined by Lender pursuant to the following formula:

Eurodollar Fixed Rate =	Eurodollar Base Rate
1.00 – Eurodollar Reserve Percentage

Where,

“Eurodollar Base Rate” means, for such Interest Period the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by Lender from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Base Rate” for such Interest Period shall be the rate per annum determined by Lender to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Lender and with a term equivalent to such Interest Period would be offered by Lender’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to Lender, under regulations issued from time to time by the Board of Governors of the Federal Reserve System of the United States for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to

Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurodollar Fixed Rate for each outstanding Eurodollar Fixed Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Eurodollar Fixed Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Fixed Rate.

“Eurodollar Floating Rate” means for any day with respect to a Eurodollar Floating Rate Loan, a rate per annum determined by Lender pursuant to the following formula:

Eurodollar Floating Rate =	Eurodollar Base Rate
1.00 – Eurodollar Reserve Percentage

Where,

“Eurodollar Base Rate” means, for any day the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Lender from time to time) at approximately 11:00 a.m., London time, on such day, for Dollar deposits (for delivery on such day) with a term of one day; provided that if such day is not a Business Day, the Eurodollar Base Rate for such day shall be such rate as so published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by Lender from time to time) at approximately 11:00 a.m., London time, on the next preceding Business Day. If such rate is not available at such time for any reason, then the “Eurodollar Base Rate” for such day shall be the rate per annum determined by the Lender to be the rate at which deposits in Dollars for delivery on such day in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Lender and with a term of one day would be offered by Lender’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) on such day.

“Eurodollar Reserve Percentage” means, for any day, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to Lender, under regulations issued from time to time by the Board of Governors of the Federal Reserve System of the United States for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurodollar Floating Rate for each outstanding Eurodollar Floating Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Eurodollar Floating Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Floating Rate.

“Eurodollar Rate” means (i) with respect to a Eurodollar Floating Rate Loan, the Eurodollar Floating Rate and (ii) with respect to a Eurodollar Fixed Rate Loan, the Eurodollar Fixed Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) EBITDA for the period of one prior fiscal quarter most recently ended, minus taxes paid in cash during such period, to (b) the sum of (i) interest charges actually paid in cash during such period plus (ii) principal payments scheduled to have been paid during such period on Funded Debt (not including payments required by Section 2.04(b)), plus (iii) cash payments required to be made during such period on any Swap Contract, reduced by cash receipts during such period from any Swap Contract, plus (iv) cash expenditures for fixed assets net of disposition of fixed assets.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Funded Debt” means, for Borrower and its Subsidiaries on a consolidated basis, a total of all outstanding liabilities for borrowed money and other interest-bearing liabilities, including current and long term liabilities, but excluding accounts payable and operating leases.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantors” means, collectively, Planar China, LLC, an Oregon limited liability company, Clarity, A Division Of Planar Systems, Inc., an Oregon corporation, Runco International, LLC, an Oregon limited liability company, formerly known as Runco International Inc., Planar Taiwan, LLC, an Oregon limited liability company, and each other Person from time to time a party to the Guaranty.

“Guaranty” means the Amended and Restated Continuing Guaranty in favor of Lenders dated as of December 1, 2009 made by Guarantors in substantially the form of Exhibit C, and to be entered into by additional Domestic Subsidiaries from time to time thereafter in accordance with this Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) capital leases and Synthetic Lease Obligations;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Capital Stock or other equity interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be Swap Termination Value thereof as of such date. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Liabilities” has the meaning specified in Section 9.05.

“Indemnitees” has the meaning specified in Section 9.05.

“Information” has the meaning specified in Section 9.08.

“Intangible Assets” means assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.

“Interest Charges” means for any period the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (b) the portion of rent expense with respect to such period under capital leases that is treated as interest in accordance with GAAP, and (c) the net increase (or decrease as negative number) in the Swap Termination Value during such period.

“Interest Payment Date” means (a) as to any Eurodollar Fixed Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Eurodollar Floating Rate Loan, the last Business Day of each month and the Maturity Date.

“Interest Period” means as to each Eurodollar Fixed Rate Loan, the period commencing on the date such Eurodollar Fixed Rate Loan is disbursed or converted to or continued as a Eurodollar Fixed

Rate Loan and ending on the date one, two, three or six months thereafter, as selected by Borrower in its Loan Notice; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, such Business Day falls in another calendar month, in which case such Interest Period shall end on the preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Maturity Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Capital Stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Rights” has the meaning specified in Section 5.16.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Obligations” means, as at any date of determination, the aggregate undrawn face amount of all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lender-Related Persons” means Lender, together with its Affiliates, and the officers, directors, employees, Lenders and attorneys-in-fact of such Persons and Affiliates.

“Lending Office” means the office of Lender described as such in Section 9.02(a), or such other office as Lender may from time to time notify Borrower.

“Letter of Credit” means any letter of credit issued hereunder. A Letter of Credit may be a commercial letter of credit or a standby letter of credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by Lender.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the preceding Business Day).

“Letter of Credit Sublimit” means an amount equal to $3,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Commitment Amount.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing.

“Loan” has the meaning specified in Section 2.01.

“Loan Documents” means, collectively, this Agreement, the Note, each Letter of Credit Application, each Collateral Document, the Guaranty and the Contribution Agreement.

“Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Fixed Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Loan Parties” means, collectively, Borrower and each Person (other than Lender) executing a Loan Document including, without limitation, each Guarantor and each Person executing a Collateral Document.

“Manifest Error” means an error, the existence and amount of which is beyond dispute by reasonable persons.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual and contingent), condition (financial or otherwise) of Borrower or Borrower and its Subsidiaries or the Collateral taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Maturity Date” means December 1, 2010.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Worth” means, as of any date of determination, for Borrower and its Subsidiaries on a consolidated basis, shareholder’s equity of Borrower and its Subsidiaries determined exclusive of accumulated other comprehensive income or loss.

“Note” means a promissory note made by Borrower in favor of Lender evidencing Loans made by Lender, substantially in the form of Exhibit B, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Obligations” means (a) all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and (b) all debts, liabilities, obligations, covenants and duties of Borrower owing to Lender or any Affiliate of Lender and arising under any Swap Contract permitted by Section 7.03(d), including liabilities and obligations arising in connection with or as a result of early termination of any such Swap Contract, whether absolute or contingent, due or to become due, now existing or hereafter arising, and, in each case, including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Outstanding Amount” means (i) with respect to Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans, as the case may be, occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Participant” has the meaning specified in Section 9.07(c).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by Borrower or any ERISA Affiliate or to which Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Acquisitions” means Investments consisting of an acquisition approved by Lender in writing and any other Investments consisting of an acquisition by a Loan Party (including the acquisition of a majority or minority interest in a corporation, partnership, limited liability company or joint venture), provided that:

(a) the Person or the property acquired (or the property of the Person acquired) in such acquisition is used or useful in the same or a similar line of business as Borrower and its Subsidiaries were engaged in on the Closing Date;

(b) in the case of an acquisition of the Capital Stock of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such acquisition;

(c) Borrower shall have delivered to Lender a Pro Forma Compliance Certificate demonstrating that, upon giving effect to such acquisition on a Pro Forma Basis, the Loan Parties would be in compliance with the financial covenants set forth in Section 6.12 as of the most recent fiscal quarter for which Borrower was required to deliver financial statements pursuant to Section 6.01(a) or (c);

(d) the representations and warranties made by the Loan Parties in each Loan Document shall be true and correct in all material respects at and as if made as of the date of such acquisition (after giving effect thereto) except to the extent such representations and warranties expressly relate to an earlier date;

(e) if such transaction involves the purchase of an interest in a partnership between Borrower (or a Subsidiary) as a general partner and entities unaffiliated with Borrower or such Subsidiary as the other partners, such transaction shall be effected by having such equity interest acquired by a corporate holding company directly or indirectly wholly-owned by Borrower newly formed for the sole purpose of effecting such transaction; and

(f) immediately after giving effect to such acquisition, the sum of (x) Unrestricted Cash and Cash Equivalents and (y) the excess of the Commitment Amount over the sum of the Outstanding Amount of the Loans plus the Outstanding Amount of L/C Obligations exceeds $10,000,000.

“Person” means any individual, trustee, corporation, general partnership, limited partnership, limited liability company, joint stock company, trust, unincorporated organization, bank, business association, firm, joint venture or Governmental Authority.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Pledge Agreement” means the Amended and Restated Pledge Agreement in favor of Lender dated as of December 1, 2009 made by Borrower in substantially the form of Exhibit E, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Pro Forma Basis” means, for purposes of calculating the financial covenants set forth in Section 6.12 (including for purposes of determining the Applicable Rate), that any sale of all or a portion of an ongoing business, the financial results of which have been included in Borrower’s financial statement, or Permitted Acquisition, the financial results of which will be included with Borrower’s under the equity method of accounting in accordance with GAAP, shall be deemed to have occurred as of the first day of the most recent four fiscal quarter period preceding the date of such transaction for which Borrower was required to deliver financial statements pursuant to Section 6.01(a) or (c). In connection with the foregoing, (a) with respect to any such sale, (i) income statement and cash flow statement items (whether positive or negative) attributable to the property sold shall be excluded to the extent relating to any period occurring prior to the date of such transaction and (ii) Indebtedness which is retired shall be excluded and deemed to have been retired as of the first day of the applicable period and (b) with respect to any such Permitted Acquisition, (i) income statement items attributable to the Person or property acquired shall be included to the extent relating to any period applicable in such calculations to the extent (A) such items are not otherwise included in such income statement items for Borrower and its Subsidiaries in accordance with GAAP or in accordance with any defined terms set forth in Section 1.01 and (B) such items are supported by financial statements or other information reasonably satisfactory to Lender and (ii) any Indebtedness incurred or assumed by Borrower or any Subsidiary (including the Person or Property acquired) in connection with such transaction and any Indebtedness of the Person or property acquired which is not retired in connection with such transaction (A) shall be deemed to have been incurred as of the first day of the applicable period and (B) if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination.

“Pro Forma Compliance Certificate” means a certificate of a Responsible Officer of Borrower containing reasonably detailed calculations of the financial covenants set forth in Section 6.12 as of the most recent fiscal quarter end for which Borrower was required to deliver financial statements pursuant to Section 6.01(a) or (c) after giving effect to the applicable transaction on a Pro Forma Basis.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Loans, a Loan Notice, and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

“Responsible Officer” means the chief executive officer, president, chief financial officer or treasurer of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock or other equity interest of Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Capital Stock or other equity interest or of any option, warrant or other right to acquire any such Capital Stock or other equity interest.

“Security Agreement” means the Second Amended and Restated Security Agreement in favor of Lender dated as of December 1, 2009 made by Borrower and Guarantors in substantially the form of Exhibit D, and to be entered into by additional Domestic Subsidiaries from time to time thereafter in accordance with this Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity of Borrower and its Subsidiaries as of that date determined in accordance with GAAP.

“Subordinated Indebtedness” means Indebtedness which has been subordinated to the Obligations by a subordination agreement satisfactory to Lender.

“Subordinated Lien” means a Lien which has been subordinated to the security interests of Lender in the Collateral by a subordination agreement satisfactory to Lender.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and

Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include Lender or any Affiliate of Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment). Normal operating leases not treated as a loan for federal income tax purposes shall not be considered synthetic leases.

“Tangible Net Worth” means, as of any date of determination, for Borrower and its Subsidiaries on a consolidated basis, Shareholders’ Equity of Borrower and its Subsidiaries on that date minus the Intangible Assets of Borrower and its Subsidiaries on that date.

“Taxes” has the meaning specified in Section 3.01(a).

“Total Liabilities” means, for Borrower and its Subsidiaries on a consolidated basis, the sum of current liabilities plus long term liabilities.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Type” means with respect to a Loan, its character as a Eurodollar Floating Rate Loan or a Eurodollar Fixed Rate Loan.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States,” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning set forth in Section 2.03(c)(i).

“Unrestricted Cash and Cash Equivalents” means the following assets of Borrower and its Subsidiaries, in each case, not subject to any Lien or other restriction (other than with respect to costs of liquidation prior to maturity) on, access thereto, or use thereof by Borrower or any Subsidiary: (a) cash in deposit accounts, (b) certificates of deposit, overnight bank deposits and bankers’ acceptances, and (c) shares of any money market fund that has at least 95% of its assets invested continuously in (i) cash, (ii) securities issued or fully guaranteed or insured by the United States government or any agency thereof, (iii) certificates of deposit, overnight bank deposits and bankers’ acceptances of any commercial bank organized under the laws of the United States, any state thereof, or the District of Columbia which, at the time of acquisition, are rated at least “A-1” by Standard & Poor’s Rating Services (“S&P”) or “P-1” by Moody’s Investors Services, Inc. (“Moody’s”), (iv) commercial paper of an issuer rated at least “A-1” by S&P or “P-1” by Moody’s; provided, however, that the maturities of all obligations of the type specified in clauses (ii) through (iv) above shall not exceed 180 days.

“Value” means for an Account (as defined in Article 9 of the UCC), its face amount, net of any returns, rebates, discounts (calculated on the shortest terms), credits, allowances or Taxes (including sales, excise or other taxes) that have been or could be claimed by the account debtor or any other Person.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) (i) The words “herein”, “hereto”, “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof; (ii) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears; (iii) the term “including” is by way of example and not limitation; and (iv) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms. (a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Borrower or Lender shall so request, Lender and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Borrower shall provide to Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04 Rounding. Any financial ratios required to be maintained by Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

1.06 Letter of Credit Amounts. Unless otherwise specified herein the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time;

provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Letter of Credit Application or other document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II.	THE COMMITMENTS AND CREDIT EXTENSIONS.

2.01 Loans. Subject to the terms and conditions set forth herein, Lender agrees to make loans (each such loan, a “Loan”) to Borrower from time to time, on any Business Day during the Availability Period; provided, however, that Lender shall not be obligated to make any Loan, if after giving effect to such Borrowing the Total Outstandings would exceed the lesser of (a) the Commitment Amount and (b) the Borrowing Base Amount. Within the foregoing limits, and subject to the other terms and conditions hereof, Borrower may borrow under this Section 2.01, prepay under Section 2.04, and reborrow under this Section 2.01. Loans may be Eurodollar Floating Rate Loans or Eurodollar Fixed Rate Loans, as further provided herein.

2.02 Borrowings, Conversions and Continuations of Loans.

(a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Fixed Rate Loans shall be made upon Borrower’s irrevocable notice to Lender, which may be given by telephone. Each such notice must be received by Lender not later than 11:00 a.m., Seattle time, (i) two Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Fixed Rate Loans or of any conversion of Eurodollar Fixed Rate Loans to Eurodollar Floating Rate Loans, and (ii) on the requested date of any Borrowing of Eurodollar Floating Rate Loans. Each telephonic notice by Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to Lender of a written Loan Notice, appropriately completed and signed by a Responsible Officer of Borrower. Except as provided in Sections 2.03(c), each Borrowing of, conversion to or continuation of Eurodollar Fixed Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof. Except as provided in Sections 2.03(c), each Borrowing of or conversion to Eurodollar Floating Rate Loans shall be in a principal amount of $100,000 or a whole multiple of $10,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) whether Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Fixed Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If Borrower fails to specify a Type of Loan in a Loan Notice or if Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made, or converted to, Eurodollar Floating Rate Loans. Any such automatic conversion to Eurodollar Floating Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Fixed Rate Loans. If Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Fixed Rate Loans in any such Loan Notice but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b) Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), Lender shall make the proceeds of the requested Borrowing available to Borrower by (i) crediting the account of Borrower on the books of Lender with funds the amount of such Borrowing or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) Lender by Borrower; provided, however, that if, on the date of the Loan Notice with respect to such Borrowing is given by Borrower there are L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowings, and second, to Borrower as provided above.

(c) Unless Lender otherwise agrees, (i) during the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Fixed Rate Loans and (ii) during any period of time during which a notice delivered to Borrower in accordance with Section 3.03 shall remain in force and effect, no Loans may be requested as, converted to or continued as Eurodollar Fixed Rate Loans and all requests for a Borrowing of, conversion to or continuation of Eurodollar Fixed Rate Loans will be deemed to be a request for a Borrowing of, conversion to or continuation of Eurodollar Floating Rate Loans in the amount specified in such request.

(d) Lender shall promptly notify Borrower of the interest rate applicable to any Interest Period for Eurodollar Fixed Rate Loans upon determination of such interest rate. The determination of the Eurodollar Rate by Lender shall be conclusive in the absence of Manifest Error.

(e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than three Interest Periods in effect with respect to Loans.

2.03 Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, Lender agrees: (A) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of Borrower, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (B) to honor drafts under the Letters of Credit; provided that Lender shall not be obligated to make any L/C Credit Extension with respect to any Letter of Credit if as of the date of such L/C Credit Extension, (1) the Total Outstandings would exceed the lesser of (x) the Commitment Amount and (y) the Borrowing Base Amount, or (2) the Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit. Within the foregoing limits, and subject to the terms and conditions hereof, Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii) Lender shall be under no obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain Lender from issuing such Letter of Credit, or any Law applicable to Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over Lender shall prohibit, or request that Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which Lender in good faith deems material to it;

(B) subject to Section 2.03(b)(iv), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last renewal;

(C) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date;

(D) the issuance of such Letter of Credit would violate one or more policies of Lender;

(E) such Letter of Credit is to be denominated in a currency other than Dollars; or

(F) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.

(iii) Lender shall be under no obligation to amend any Letter of Credit if (A) Lender would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of Borrower delivered to Lender in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of Borrower. Such Letter of Credit Application must be received by Lender not later than 11:00 a.m., Seattle time, at least two Business Days (or such later date and time as Lender may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.

(ii) Promptly after receipt of any Letter of Credit Application by Lender at the address set forth in Section 9.02(a) for requests for Credit Extensions, if the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, Lender shall, on the requested date, issue a Letter of Credit for the account of Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with Lender’s usual and customary business practices.

(iii) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, Lender will also deliver to Borrower a true and complete copy of such Letter of Credit or amendment.

(iv) If Borrower so requests in any applicable Letter of Credit Application, Lender may, in it sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit Lender to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Nonrenewal Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by Lender, Borrower shall not be required to make a specific request to Lender for any such renewal. Notwithstanding anything to the contrary contained herein, Lender shall have no obligation to permit the renewal of any Auto-Extension Letter of Credit at any time.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of drawing under such Letter of Credit, Lender shall notify Borrower thereof. Not later than 11:00 a.m., Seattle time, on the date of any payment by Lender under a Letter of Credit (each such date, an “Honor Date”), Borrower shall reimburse Lender in an amount equal to the amount of such drawing. If Borrower fails to so reimburse Lender by such time, Borrower shall be deemed to have requested a Borrowing of Eurodollar Floating Rate Loans to be disbursed on the Honor Date in the amount of the unreimbursed drawing (the “Unreimbursed Amount”), without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Eurodollar Floating Rate Loans, but subject to the amount of the unutilized portion of the lesser of (x) the Commitment Amount and (y) the Borrowing Base Amount, and the conditions set forth in Section 4.02 (other than the delivery of a Loan Notice).

(ii) With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Eurodollar Floating Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, Borrower shall be deemed to have incurred from Lender an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.

(d) Obligations Absolute. The obligation of Borrower to reimburse Lender for each drawing under each Letter of Credit, and to repay each L/C Borrowing, shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii) the existence of any claim, counterclaim, set-off, defense or other right that Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by Lender under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by Lender under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, Borrower.

Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with Borrower’s instructions or other irregularity, Borrower will immediately notify Lender. Borrower shall be conclusively deemed to have waived any such claim against Lender and its correspondents unless such notice is given as aforesaid.

(e) Role of Lender. Borrower agrees that, in paying any drawing under a Letter of Credit, Lender shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of Lender, any Lender-Related Person, nor any of the respective correspondents, participants or assignees of Lender, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(d); provided, however, that anything in such clauses to the contrary notwithstanding, Borrower may have a claim against Lender, and Lender may be liable to Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by Borrower which Borrower proves were caused by Lender’s willful misconduct or gross negligence or Lender’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing, Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and Lender shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(f) Cash Collateral. Upon the request of Lender, (i) if Lender has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, Borrower shall immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations (in an amount equal to such Outstanding Amount determined as of the date of such L/C Borrowing or the Letter of Credit Expiration Date, as the case may be). For purposes hereof, “Cash Collateralize” means to pledge and deposit with or deliver to Lender as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to Lender. Derivatives of such term have corresponding meanings. Borrower hereby grants to Lender a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash collateral shall be maintained in blocked, interest bearing deposit accounts at Lender.

(g) Applicability of ISP and UCP. Unless otherwise expressly agreed by Lender and Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the “ICC”) at the time of issuance shall apply to each commercial Letter of Credit.

(h) Letter of Credit Fees. Borrower shall pay to Lender (i) a Letter of Credit fee for each commercial Letter of Credit equal to  1/8th of 1% per annum times the daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit), and (ii) a letter of credit fee for each standby Letter of Credit equal to the Applicable Rate times the daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit). Such letter of credit fees shall be computed on a quarterly basis in arrears. Such letter of credit fees shall be due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily maximum amount of each standby Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(i) Processing Charges Payable to Lender. Borrower shall pay to Lender the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of Lender relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(j) Conflict with Letter of Credit Application. In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

2.04 Prepayments.

(a) Borrower may, upon notice to Lender, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by Lender not later than 11:00 a.m., Seattle time, (A) three Business Days prior to any date of prepayment of Eurodollar Fixed Rate Loans, and (B) on the date of prepayment of Eurodollar Floating Rate Loans; (ii) any prepayment of Eurodollar Fixed Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof; and (iii) any prepayment of Eurodollar Floating Rate Loans shall be in a principal amount of $100,000 or a whole multiple of $10,000 in excess thereof, or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid. If such notice is given by Borrower, Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Fixed Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05.

(b) If for any reason the Total Outstandings at any time exceed the lesser of (i) the Commitment Amount and (ii) the Borrowing Base Amount then in effect, Borrower shall immediately prepay Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess.

2.05 Reduction or Termination of Commitment. Borrower may, upon notice to Lender, terminate the Commitment, or from time to time permanently reduce the Commitment Amount; provided that (a) any such notice shall be received by Lender not later than 11:00 a.m., five Business Days prior to the date of termination or reduction, (b) any such partial reduction shall be in an aggregate amount of $3,000,000 or any whole multiple of $1,000,000 in excess thereof, (c) Borrower shall not terminate or reduce the Commitment Amount if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Commitment Amount and (d) if, after giving effect to any reduction of the Commitment Amount, the Letter of Credit Sublimit exceeds the amount of the Commitment Amount, such Sublimit shall be automatically reduced by the amount of such excess. Once reduced in accordance with this Section, the Commitment Amount may not be increased. All commitment fees accrued until the effective date of any termination of the Commitment shall be paid on the effective date of such termination.

2.06 Repayment of Loans. Borrower shall repay to Lender on the Maturity Date the aggregate principal amount of Loans outstanding on such date.

2.07 Interest.

(a) Subject to the provisions of subsection (b) below, (i) each Eurodollar Fixed Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Fixed Rate for such Interest Period plus the Applicable Rate; and (ii) each Eurodollar Floating Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Eurodollar Floating Rate plus the Applicable Rate.

(b) If any amount payable by Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Furthermore, while any Event of Default exists (or after acceleration), Borrower shall pay interest on the principal amount of all outstanding Obligations at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.08 Fees. In addition to certain fees described in subsections (h) and (i) of Section 2.03:

(a) Commitment Fee. Borrower shall pay to a commitment fee equal to the Applicable Rate times the actual daily amount by which the Commitment Amount exceeds the sum of (i) the Outstanding

Amount of Loans and (ii) the Outstanding Amount of L/C Obligations. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b) Lenders’ Upfront Fee. On the Closing Date, Borrower shall pay to Lender at Closing Date an upfront fee in the amount of $12,000. Such upfront fee is for the credit facility committed by Lender under this Agreement and is fully earned on the date paid. It is nonrefundable.

2.09 Computation of Interest and Fees. All computations of interest and all fees shall be made on the basis of a year of 360 days and the actual number of days elapsed, (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365 day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.11(a), bear interest for one day. Each determination by Lender of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent Manifest Error.

2.10 Evidence of Debt. The Credit Extensions made by Lender shall be evidenced by one or more accounts or records maintained by Lender in the ordinary course of business. The accounts or records maintained by Lender shall be conclusive absent Manifest Error of the amount of the Credit Extensions made by Lender to Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrower hereunder to pay any amount owing with respect to the Obligations. Upon the request of Lender, Borrower shall execute and deliver to Lender a Note, which shall evidence, the Loans, in addition to such accounts or records. Lender may attach schedules to the Note and endorse thereon the date, Type (if applicable), amount and maturity of the applicable Loans and payments with respect thereto.

2.11 Payments Generally.

(a) (i) All payments to be made by Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by Borrower hereunder shall be made at Lender’s Office in Dollars and in immediately available funds not later than 12:00 noon, Seattle time, on the date specified herein. All payments received by Lender after 12:00 noon, Seattle time, shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(ii) On each date when the payment of any principal, interest or fees are due hereunder or under any Note, Borrower agrees to maintain on deposit in an ordinary checking account maintained by Borrower with Lender (as such account shall be designated by Borrower in a written notice to Lender from time to time, the “Borrower Account”) an amount sufficient to pay such principal, interest or fees in full on such date. Borrower hereby authorizes Lender (A) to deduct automatically all principal, interest or fees when due hereunder or under any Note from Borrower Account, and (B) if and to the extent any payment of principal, interest or fees under this Agreement or any Note is not made prior to the expiration of the grace period provided in Section 8.02(a) to deduct any such amount from any or all of the accounts of Borrower maintained at Lender. Lender agrees to provide written notice to Borrower of any automatic deduction made pursuant to this Section 2.11(a)(ii) showing in reasonable detail the amounts of such deduction.

(b) If any payment to be made by Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(c) Nothing herein shall be deemed to obligate Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.12 Security. The Obligations and the Guaranty shall be secured pursuant to the Collateral Documents.

ARTICLE III.	TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Any and all payments by Borrower to or for the account of Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding taxes imposed on or measured by its overall net income, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which Lender is organized or maintains a lending office (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”). If Borrower shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions, (iii) Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within 30 days after the date of such payment, Borrower shall furnish to Lender the original or a certified copy of a receipt evidencing payment thereof.

(b) In addition, Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”).

(c) If Borrower shall be required to deduct or pay any Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to Lender, Borrower shall also pay to Lender, at the time interest is paid, such additional amount that Lender specifies is necessary to preserve the after-tax yield (after factoring in all taxes, including taxes imposed on or measured by net income) that Lender would have received if such Taxes or Other Taxes had not been imposed.

(d) Borrower agrees to indemnify Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by Lender, (ii) amounts payable under Section 3.01(c) and (iii) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Payment under this subsection (d) shall be made within 30 days after the date Lender makes a demand therefor.

3.02 Illegality. If Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for Lender or its Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by Lender to

Borrower, any obligation of Lender to make or continue Eurodollar Rate Loans or to convert Eurodollar Floating Rate Loans to Eurodollar Rate Loans shall be suspended until Lender notifies Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, Borrower shall, upon demand from Lender, prepay or, if applicable, convert all Eurodollar Rate Loans to Eurodollar Floating Rate Loans, either on the last day of the Interest Period therefor, if Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, Borrower shall also pay accrued interest on the amount so prepaid or converted and all amounts due under Section 3.05 in accordance with the terms thereof due to such prepayment or conversion.

3.03 Inability to Determine Rates. If Lender determines in connection with any request for a Eurodollar Fixed Rate Loan or a conversion to or continuation thereof for any reason that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Fixed Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Fixed Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Fixed Rate Loan does not adequately and fairly reflect the cost to Lender of funding such Eurodollar Fixed Rate Loan, Lender will promptly so notify Borrower. Thereafter, the obligation of Lender to make or maintain Eurodollar Fixed Rate Loans shall be suspended until Lender revokes such notice. Upon receipt of such notice, Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Fixed Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Eurodollar Floating Rate Loans in the amount specified therein.

3.04 Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurodollar Rate Loans.

(a) If Lender determines that as a result of the introduction of or any change in or in the interpretation of any Law, or Lender’s compliance therewith, there shall be any increase in the cost to Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Loans or (as the case may be) issuing Letters of Credit, or a reduction in the amount received or receivable by Lender in connection with any of the foregoing (excluding for purposes of this subsection (a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes (as to which Section 3.01 shall govern), (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which Lender is organized or has its Lending Office, and (iii) reserve requirements utilized, as to Eurodollar Rate Loans, in the determination of the Eurodollar Rate), then from time to time upon demand of Lender, Borrower shall pay to Lender such additional amounts as will compensate Lender for such increased cost or reduction.

(b) If Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, or compliance by Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of Lender or any corporation controlling Lender as a consequence of Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and Lender’s desired return on capital), then from time to time upon demand of Lender, Borrower shall pay to Lender such additional amounts as will compensate Lender for such reduction.

3.05 Funding Losses. Upon demand of Lender from time to time, Borrower shall promptly compensate Lender for and hold Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Eurodollar Floating Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b) any failure by Borrower (for a reason other than the failure of Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Eurodollar Floating Rate Loan on the date or in the amount notified by Borrower;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. Borrower shall also pay any customary administrative fees charged by Lender in connection with the foregoing.

For purposes of calculating amounts payable by Borrower to Lender under this Section 3.05, Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Base Rate used in determining the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06 Matters Applicable to all Requests for Compensation. A certificate of Lender claiming compensation under this Article III and setting forth the calculation of the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of Manifest Error. In determining such amount, Lender may use any reasonable averaging and attribution methods.

3.07 Survival. All of Borrower’s obligations under this Article III shall survive termination of the Commitment and repayment of all other Obligations hereunder.

ARTICLE IV.	CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01 Conditions of Initial Credit Extension. The obligation of Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a) Lender’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to Lender and its legal counsel:

(i) executed counterparts of this Agreement, all Collateral Documents, the Guaranty and the Contribution Agreement, sufficient in number for distribution to Lender and Borrower;

(ii) if requested by Lender, a Note executed by Borrower in favor of Lender;

(iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as Lender may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(iv) such documents and certificates as Lender may reasonably require to evidence that each Loan Party is duly organized or formed and that each Loan Party is, validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect;

(v) favorable opinions of counsel to the Loan Parties acceptable to Lender, addressed to Lender, as to such matters concerning the Loan Parties and the Loan Documents in form and substance satisfactory to Lender;

(vi) a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(vii) a certificate signed by a Responsible Officer of Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, and (B) that there has been no event or circumstance since June 26, 2009 that has had or would reasonably be expected to have a Material Adverse Effect, and (C) a calculation of the financial covenants set forth in Section 6.12 as of the last day of the fiscal quarter of Borrower most recently ended prior to the Closing Date;

(viii) evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect; and

(ix) such other assurances, certificates, documents, consents, evidence of perfection of all Liens securing the Obligations or opinions as Lender reasonably may require.

(b) Any fees required to be paid on or before the Closing Date shall have been paid.

(c) Unless waived by Lender, Borrower shall have paid all Attorney Costs of Lender to the extent invoiced prior to or on the Closing Date, plus such additional amounts of Attorney Costs as shall constitute its reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between Borrower and Lender).

(d) The Closing Date shall have occurred on or before December 1, 2009.

4.02 Conditions to all Credit Extensions and Conversions and Continuations. The obligation of Lender to honor any Request for Credit Extension is subject to the following conditions precedent:

(a) The representations and warranties of Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith, shall be true and correct on and as of the date of such Credit Extension, conversion or continuation, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (c), respectively, of Section 6.01.

(b) No Default shall exist, or would result from such proposed Credit Extension, conversion or continuation.

(c) Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d) Lender shall have received, in form and substance satisfactory to it, such other assurances, certificates, documents or consents related to the foregoing as Lender reasonably may require.

Each Request for Credit Extension submitted by Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V.	REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Lender that:

5.01 Existence, Qualification and Power; Compliance with Laws. Each Loan Party (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver, and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under, (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

5.03 Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, except for reports which Borrower is required to file with the Securities and Exchange Commission under the Securities Exchange Act of 1934.

5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws, by general principals of equity or principals of good faith and fair dealing.

5.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b) The unaudited consolidated financial statements of Borrower and its Subsidiaries dated June 26, 2009, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and; (ii) fairly present in all material respects the financial condition of Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

5.06 Litigation. Except as specifically disclosed in Schedule 5.06 hereto, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of Borrower, threatened in writing or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, if determined adversely, would reasonably be expected to exceed $2,500,000 in excess of applicable insurance, and there has been no adverse change in the status, or financial effect on any Loan Party or any Subsidiary thereof, of the matters disclosed in Schedule 5.06.

5.07 No Default. Neither Borrower nor any Subsidiary is in default under or with respect to any Contractual Obligation that would either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08 Ownership of Property; Liens. Each of Borrower and each Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of Borrower and its Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.01.

5.09 Environmental Compliance. Borrower and its Subsidiaries from time to time evaluate the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof Borrower has reasonably concluded that, except as specifically disclosed in Schedule 5.09 hereto, such Environmental Laws and claims would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.10 Insurance. The properties of Borrower and its Subsidiaries are insured with insurance companies not Affiliates of Borrower that the Borrower believes (in the good faith judgment of its management) were financially sound and reputable at the time the relevant coverage was placed or renewed, in such amounts, after giving effect to any self-insurance compatible with the following standards, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where Borrower or the applicable Subsidiary operates.

5.11 Taxes. Borrower and its Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against Borrower or any Subsidiary that would, if made, have a Material Adverse Effect.

5.12 ERISA Compliance.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the

Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) There are no pending or, to the knowledge of Borrower, threatened in writing, claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that would reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or would reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither Borrower nor any ERISA Affiliate has engaged in a transaction that would be subject to Sections 4069 or 4212(c) of ERISA.

5.13 Subsidiaries. As of the Closing Date, Borrower has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13 and has no equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.13.

5.14 Disclosure. Borrower has disclosed to Lender all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party in connection with any Loan Document to Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.15 Compliance with Laws. Borrower, each Subsidiary and each other Loan Party is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

5.16 Intellectual Property; Licenses, Etc. Borrower and its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. Except as specifically disclosed in Schedule 5.06 hereto, to the knowledge of Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by Borrower or any Subsidiary infringes upon any rights held by any other Person.

5.17 Margin Regulations; Investment Company Act.

(a) Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b) None of Borrower, any Person Controlling Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.18 Rights in Collateral; Priority of Liens. Borrower and each other Loan Party own the property granted by it as Collateral under the Collateral Documents, free and clear of any and all Liens in favor of third parties except as disclosed in Schedule 7.01 and except as permitted herein. Upon the proper filing of UCC financing statements, and the taking of the other actions required by Lender, the Liens granted pursuant to the Collateral Documents will constitute valid and enforceable first, prior and perfected Liens on the Collateral in favor of Lender.

ARTICLE VI.	AFFIRMATIVE COVENANTS

So long as the Commitment shall be in effect hereunder, any Loan or other Obligation shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03 and 6.11) cause each Subsidiary to:

6.01 Financial Statements. Deliver to Lender the following, in form and detail satisfactory to Lender:

(a) as soon as available, but in any event within 120 days after the end of each fiscal year of Borrower, a consolidated balance sheet of Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to Lender, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(b) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Borrower, a consolidated balance sheet of Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of Borrower as fairly presenting in all material respects the financial condition, results of operations, shareholders equity and cash flows of Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(c) as soon as available, but in any event by November 30 of each year, a budget prepared by management of Borrower, in form satisfactory to Lender, of consolidated balance sheets and statements of income or operations and cash flows of Borrower and its Subsidiaries for the then current fiscal year (including the fiscal year in which the Maturity Date occurs).

6.02 Certificates; Other Information. Deliver to Lender the following, in form and detail satisfactory to Lender:

(a) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (c), a duly completed Compliance Certificate signed by a Responsible Officer of Borrower;

(b) as soon as available, but in any event within 30 days after the end of each month, a Borrowing Base Certificate prepared as of the end of such month, duly certified by a Responsible Officer of Borrower, together with an aging of the Accounts (as defined in Article 9 of the UCC) of Borrower and Guarantors as of the end of such month;

(c) promptly after any request by Lender, copies of any audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of Borrower by independent accountants in connection with the accounts or books of Borrower or any Subsidiary, or any audit of any of them; and

(d) promptly after the same are available, if requested by Lender, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of Borrower, and copies of all annual, regular, periodic and special reports and registration statements which Borrower may file or be required to file with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to Lender pursuant hereto.

6.03 Notices. Promptly notify Lender:

(a) of the occurrence of any Default;

(b) of any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between Borrower or any Subsidiary and any Governmental Authority; (iii) any material loss of, damage to or destruction of the Collateral or any part thereof, or (iv) the commencement of, or any material development in, any litigation or proceeding affecting Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws;

(c) the occurrence of any ERISA Event;

(d) of any material change in accounting policies or financial reporting practices by Borrower or any Subsidiary; and

(e) of any dispute, liability out of the ordinary course of business, litigation, investigation or proceeding, or judgment affecting any Loan Party in each case in which the amount involved exceeds $2,500,000 in excess of applicable insurance coverage.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of Borrower setting forth details of the occurrence referred to therein and stating what action Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04 Payment of Obligations. Pay and discharge as the same shall become due and payable, all its material obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by Borrower or such Subsidiary; (b) all claims which, if unpaid, would by law become a Lien upon its property unless such claims are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by Borrower or such subsidiary; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

6.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization, except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which would reasonably be expected to have a Material Adverse Effect.

6.06 Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear, casualty and condemnation excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so would not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

6.07 Maintenance of Insurance. In addition to insurance requirements set forth in the Collateral Documents, maintain with financially sound and reputable insurance companies not Affiliates of Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance compatible with the following standards) as are customarily carried under similar circumstances by such other Persons and providing for not less than 30 days’ prior notice to Lender of termination, lapse or cancellation of such insurance. Upon request of Lender, furnish Lender, at reasonable intervals (but not more than once per calendar year) a certificate of a Responsible Officer of Borrower (and, if requested by Lender, any insurance broker of Borrower) setting forth the nature and extent of all insurance maintained by Borrower and its Subsidiaries in accordance with this Section 6.07 or any Collateral Documents (and which, in the case of a certificate of a broker, were placed through such broker).

6.08 Compliance with Laws. Comply in all material respects with the requirements of all Laws, and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

6.09 Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of Borrower or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over Borrower or such Subsidiary, as the case may be. Borrower shall maintain at all times books and records pertaining to the Collateral in such detail, form and scope as Lender shall reasonably require.

6.10 Inspection Rights. Permit representatives and independent contractors of Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to Borrower, and when accompanied by a representative of Borrower; provided, however, that when a Default exists Lender (or any of its representatives or independent contractors) may do any of the foregoing at the expense of Borrower at any time during normal business hours and without advance notice.

6.11 Use of Proceeds. Use the proceeds of the Credit Extensions for general corporate purposes not in contravention of any Law or of any Loan Document.

6.12 Financial Covenants.

(a) Tangible Net Worth. Maintain Tangible Net Worth as of the end of each fiscal quarter equal to $50,000,000, adjusted by adding 50% of net income (without subtracting net losses) earned in each quarterly accounting period commencing after September, [    ] 2009.

(b) Fixed Charge Coverage Ratio. Maintain on a consolidated basis a Fixed Charge Coverage Ratio of at least 1.25:1.0 as of the end of each fiscal quarter that Borrower fails to maintain an Average Monthly Balance of Unrestricted Cash and Cash Equivalents equal to or greater than

$12,000,000 during that fiscal quarter. This ratio will be calculated at the end of each fiscal quarter using the results of that fiscal quarter.

6.13 Additional Guarantors; Pledge of Capital Stock.

(a) Additional Guarantors. Notify Lender at the time that any Person becomes a Domestic Subsidiary, and promptly thereafter (and in any event within 30 days), cause such Person to (i) become a Guarantor by executing and delivering to Lender (A) a supplement to the Guaranty in the form attached thereto or such other document as Lender shall deem appropriate for such purpose, (B) a supplement to the Contribution Agreement in the form attached thereto or such other document as Lender shall deem appropriate for such purpose and (C) a supplement to the Security Agreement in the form attached thereto or such other document as Lender shall deem appropriate for such purpose, and (ii) deliver to Lender documents of the types referred to in clauses (iii) and (iv) of Section 4.01(a) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (i)), all in form, content and scope reasonably satisfactory to Lender.

(b) Pledge of Capital Stock. Notify Lender at the time that any Person becomes a Subsidiary, and promptly thereafter (i) grant a Lien in favor of Lender on (A) 100% of the Capital Stock of each first tier Subsidiary that is a Domestic Subsidiary, or (B) 65% of the voting Capital Stock and 100% of the non-voting Capital Stock of each first tier Subsidiary that is a Foreign Subsidiary, in each case to the extent Lender does not already have a Lien on such Capital Stock pursuant to the Pledge Agreement, to secure the Obligations by executing and delivering to Lender a supplement to the Pledge Agreement or such other document as Lender shall deem appropriate for such purpose and (ii) deliver to Lender all certificates and instruments representing the Capital Stock described in clause (i) together with stock transfer powers executed in blank (and if reasonably requested by Lender, with signatures guaranteed) as Lender may specify and, if relevant, a completed Federal Reserve Form U-1 for Lender and (iii) take such action as may be necessary or otherwise reasonably requested by Lender to ensure that the Lien described in clause (i) is a perfected Lien of first priority.

6.14 Collateral Records. Borrower agrees to execute and deliver promptly, and to cause each other Loan Party to execute and deliver promptly, to Lender, from time to time, solely for Lender’s convenience in maintaining a record of the Collateral, such written statements and schedules as Lender may reasonably require designating, identifying or describing the Collateral. The failure by Borrower or any other Loan Party, however, to promptly give Lender such statements or schedules shall not affect, diminish, modify or otherwise limit the Liens on the Collateral granted pursuant to the Collateral Documents.

6.15 Security Interests. Borrower shall, and shall cause each other Loan Party to, defend the Collateral against all claims and demands of all Persons at any time claiming the same or any interest therein. Borrower shall, and shall cause each other Loan Party to, comply with the requirements of all state and federal laws in order to grant to Lender and Lenders valid and perfected first priority security interests in the Collateral, with perfection, in the case of any investment property or deposit account, being effected by giving Lender control of such investment property or deposit account, rather than by the filing of a UCC financing statement with respect to such investment property. Lender is hereby authorized by Borrower to file any UCC financing statements covering the Collateral whether or not Borrower’s signatures appear thereon. Borrower shall, and shall cause each other Loan Party, to do whatever Lender may reasonably request, from time to time, to effect the purposes of this Agreement and the other Loan Documents, including filing notices of liens, UCC financing statements, fixture filings (when requested by Lender) and amendments, renewals and continuations thereof; cooperating with Lender’s representatives; keeping stock records; obtaining waivers from landlords specified by Lender, and paying claims which might, if unpaid, become a Lien on the Collateral.

6.16 Banking Relationships. Borrower shall maintain Lender as its principal depository bank including business, cash management, operating and administrative deposit accounts.

ARTICLE VII.	NEGATIVE COVENANTS

So long as the Commitment shall be in effect hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly:

7.01 Liens. Create, incur, assume or suffer to exist, any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the date hereof and listed on Schedule 7.01 hereto and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.03(b), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) and any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03(b);

(c) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if (i) adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP, and (ii) in the case of a Lien against any of the Collateral, such contest proceedings operate to stay the sale of any portion of the Collateral to satisfy such taxes;

(d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if (i) adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP and (ii) in the case of a Lien against any of the Collateral, such contest proceedings operate to stay the sale of any portion of the Collateral to satisfy such Liens;

(e) pledges or deposits in the ordinary course of business (I) in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA and (II) securing liability for reimbursement or indemnification obligations of insurance carriers providing property, casualty or liability insurance to any Loan Party;

(f) deposits to secure the performance of bids, trade contracts, government contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h) leases or subleases and non-exclusive licenses or non-exclusive sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of Borrower or any of its Subsidiaries and (ii) secure any Indebtedness;

(i) any interest or title of a lessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by this Agreement;

(j) Liens arising as a matter of law or created in the ordinary course of business in the nature of (i) normal and customary rights of setoff and banker’s liens upon deposits of cash in favor of banks or other depository institutions and (ii) Liens securing reasonable and customary fees for services in favor of banks, securities intermediaries or other depository institutions;

(k) Liens of a collection bank arising under section 4-210 of the Uniform Commercial Code on items in the course of collection;

(l) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(i) or securing appeal or other surety bonds relating to such judgments; and

(m) Liens securing Indebtedness permitted under Section 7.03(f); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition.

7.02 Investments. Make any Investments, except:

(a) Investments held by Borrower or such Subsidiary in the form of cash, cash equivalents or short-term marketable debt securities;

(b) advances to officers, directors and employees of Borrower and Subsidiaries in an aggregate amount not to exceed $250,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(c) Investments of Borrower in any wholly-owned Subsidiary of Borrower that, prior to making such Investment, was a Guarantor and Investments of any Guarantor in Borrower or in another Guarantor;

(d) loans to Borrower in an aggregate principal amount not to exceed $2,500,000 at any time outstanding;

(e) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(f) Guarantees permitted by Section 7.03;

(g) Permitted Acquisitions; and

(h) Existing Investments disclosed on Schedule7.02.

7.03 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Loan Documents;

(b) Indebtedness outstanding on the date hereof and listed on Schedule 7.03 hereto and any refinancings, refundings, renewals or extensions thereof; provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and (ii) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or Lender than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate;

(c) Guarantees of Borrower or any Subsidiary in respect of Indebtedness otherwise permitted hereunder of Borrower or any Subsidiary;

(d) obligations (contingent or otherwise) of Borrower or any Subsidiary existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(e) Indebtedness of Borrower owing to one or more Subsidiaries of Borrower in an aggregate principal amount not to exceed the limitation set forth in Section 7.02(d); and

(f) secured Indebtedness in respect of capital leases, Synthetic Lease Obligations and purchase money obligations for fixed assets within the limitations set forth in Section 7.01(m); provided that the aggregate amount of all such Indebtedness created, incurred or assumed in each fiscal year shall not exceed $500,000; and

7.04 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into, another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a) any Subsidiary may merge with (i) Borrower, provided that Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any wholly-owned Subsidiary is merging with another Subsidiary, the wholly-owned Subsidiary shall be the continuing or surviving Person, and, provided further that if a Guarantor is merging with another Subsidiary, the Guarantor shall be the surviving Person;

(b) any Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise), to Borrower or to another Subsidiary; provided that if the transferor in such a transaction is a wholly-owned Subsidiary, then the transferee must also be a wholly-owned Subsidiary, and, provided further that if the transferor of such assets is a Guarantor, the transferee must either be Borrower or a Guarantor.

7.05 Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b) Dispositions of inventory in the ordinary course of business;

(c) Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property, or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d) Dispositions of property by any Subsidiary to Borrower or to a wholly-owned Subsidiary, provided that if the transferor of such property is a Guarantor, the transferee thereof must either be Borrower or a Guarantor;

(e) Dispositions permitted by Section 7.04; and

(f) non-exclusive licenses of IP Rights in the ordinary course of business and substantially consistent with past practice for terms not exceeding five years;

provided, however, that any Disposition pursuant to clauses (a) through (f) shall be for fair market value.

7.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a) each Subsidiary may make Restricted Payments to Borrower and to wholly-owned Subsidiaries (and, in the case of a Restricted Payment by a non-wholly-owned Subsidiary, to Borrower and any Subsidiary and to each other owner of Capital Stock or other equity interests of such Subsidiary on a pro rata basis based on their relative ownership interests); and

(b) Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common equity interests of such Person.

7.07 Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by Borrower and its Subsidiaries on the date hereof.

7.08 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to Borrower or such Subsidiary as would be obtainable by Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to transactions between or among Borrower and any Guarantor or between and among Guarantors.

7.09 Burdensome Agreements. Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to Borrower or any Guarantor or to otherwise transfer property to Borrower or any Guarantor, (ii) of any Subsidiary to Guarantee the Indebtedness of Borrower or (iii) of Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (iii) shall not prohibit the granting or existence of any Lien permitted by Section 7.01 or any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.03(f) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

7.10 Margin Regulations. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System of the United States) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.11 Capital Expenditures. Make or become or become legally obligated to make Capital Expenditure that, in each fiscal year exceeds, in the aggregate, the sum of (a) $6,000,000 less (b) the aggregate principal amount of all secured Indebtedness in respect of capital leases, Synthetic Lease Obligations and purchase money obligations for fixed assets created, incurred or assumed Borrower or any Subsidiary during such period for the purpose of financing such Capital Expenditures within the limitations set forth in Sections 7.01(m) and 7.03(f).

ARTICLE VIII.	EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or any L/C Obligation, or (ii) within three days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any commitment or other fee due hereunder, or (iii) within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; provided, however, that if Lender has the right hereunder to cause such payment to be made by deducting the amount thereof from the Borrower Account specified in Section 2.11(a) and such account on the date payment is due contains collected funds at least equal to the amount of such payment and Lender has not deducted such payment from such account, such non payment shall not be an Event of Default if such payment is made not later than the second Business Day after the earlier of the date a Responsible Officer has knowledge of such non payment or the date Lender notifies Borrower of such non payment; or

(b) Certain Specific Covenants. Borrower fails to perform any term, covenant or agreement contained in any of Sections 6.01, and 6.02; provided that unless Borrower has previously failed to perform either of such covenants by the required date on two prior occasions within the preceding 12 months, such failure shall be considered a Event of Default only if Borrower fails to comply therewith within five Business Days of the earlier of (i) the date a Responsible Officer has knowledge of the failure to so comply or (ii) the date Lender notifies Borrower of such failure; or

(c) Specific Covenants. Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.03, 6.05, 6.07, 6.10, 6.12 or Article VII; or

(d) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a), (b) or (c) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the earlier of the date upon which a Responsible Officer knew or reasonably should have known of such event or failure or the date upon which Lender gives notice to Borrower of such failure to perform or observe such other covenant or agreement; or

(e) Representations and Warranties. Any material representation, warranty, certification or statement of fact made or deemed made by or on behalf of Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed; or

(f) Cross-Default. (i) after any applicable cure period, Borrower or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $1,000,000, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by Borrower or such Subsidiary as a result thereof is greater than $1,000,000; or

(g) Insolvency Proceedings, Etc. Any Loan Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or

any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(h) Inability to Pay Debts; Attachment. (i) Borrower or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(i) Judgments. There is entered against Borrower or any Subsidiary (i) a final judgment or order for the payment of money in an aggregate amount exceeding $5,000,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 10 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(j) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in liability of Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $5,000,000, or (ii) Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $5,000,000; or

(k) Invalidity of Loan Documents. Any Loan Document or any material provision thereof (as determined by Lender in its reasonable opinion), at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of any Loan Document; any Person seeks to avoid any Loan Document as a fraudulent transfer or conveyance; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document, or any Lien with respect to any material portion of the Collateral intended to be secured thereby ceases to be, or, subject to Section 7.01, is not, valid, perfected and prior to all other Liens or is terminated, revoked or declared void; or

(l) Change of Control. There occurs any Change of Control with respect to Borrower or any Guarantor; or

(m) Material Adverse Effect. There occurs any event or circumstance that has a Material Adverse Effect; or

(n) Collateral. Lender fails to have an enforceable first priority lien and security interest on a material part of the Collateral.

8.02 Remedies Upon Event of Default. If any Event of Default occurs, Lender may take any or all of the following actions:

(a) declare the Commitment to be terminated, whereupon the Commitment shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Borrower;

(c) require that Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d) exercise all rights and remedies available to Lender under the Loan Documents or applicable law;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to Borrower under the Bankruptcy Code of the United States, the Commitment shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of Lender.

8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by Lender to payment of the Obligations in such order as Lender elects in its sole discretion.

ARTICLE IX.	MISCELLANEOUS

9.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by Lender and Borrower or the applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

9.02 Notices and Other Communications; Facsimile Copies.

(a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered, to the applicable address, facsimile number or (subject to subsection (c) below) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, specified for such Person below or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties.

Borrower:	Planar Systems, Inc.
1195 NW Compton Drive
Beaverton, OR 97006
	Attention:	Ryan Gray
Controller
	Telecopier:	(503) 748-1541

Lender:	Bank of America, N.A.
(Requests for Credit Extensions)	Commercial Banking
	Mail Code:	OR1-129-17-15
121 SW Morrison St., Suite 1700 Portland, OR 97204
	Attention:	Melissa Hudson
	Telecopier:	(503) 275-1391

Lender:	Bank of America, N.A.

(Other	Commercial Banking
Correspondence)	Mail Code:	OR1-129-17-15
121 SW Morrison St., Suite 1700
Portland, OR 97204
	Attention:	Michael W. Snook
Senior Vice President
	Telecopier:	(503) 795-6404

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, upon delivery; (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and the sender has received electronic confirmation of error free receipt; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of subsection (c) below), when delivered; provided, however, that notices and other communications to Lender pursuant to Article II shall not be effective until actually received by Lender. In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.

(b) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on all Loan Parties and Lender. Lender may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(c) Limited Use of Electronic Mail. Electronic mail and internet and intranet websites may be used only to distribute routine communications, such as financial statements, and to distribute Loan Documents for execution by the parties thereto, and may not be used for any other purpose.

(d) Reliance by Lender. Lender shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Borrower shall indemnify each Lender-Related Person from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Borrower; provided that such indemnity shall not be available to the extent losses, costs, expenses and liabilities are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of Lender. All telephonic notices to and other communications with Lender may be recorded by Lender, and Borrower hereby consents to such recording.

9.03 No Waiver; Cumulative Remedies. No failure by Lender to exercise, and no delay by Lender in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

9.04 Attorney Costs, Expenses and Taxes. Borrower agrees (a) to pay or reimburse Lender for all costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs and costs and expenses in connection with the use of IntraLinks, Inc. or other similar information transmission systems in connection with this Agreement, and (b) to pay or reimburse Lender for all costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs. The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by Lender and the cost of independent public accountants and other outside experts retained by Lender. All amounts due under this Section 9.04 shall be payable within ten Business Days after demand therefor. The agreements in this Section shall survive the termination of the Commitment and repayment of all other Obligations.

9.05 Indemnification by Borrower. Whether or not the transactions contemplated hereby are consummated, Borrower shall indemnify and hold harmless each Lender-Related Person and their respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) the Commitment, any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (c) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by Borrower, any Subsidiary or any other Loan Party, or any Environmental Liability related in any way to Borrower, any Subsidiary or any other Loan Party, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demand, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee have any liability for any indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). The agreements in this Section shall survive the termination of the Commitment and the repayment, satisfaction or discharge of all the other Obligations. All amounts due under this Section 9.05 shall be payable within ten Business Days after demand therefor.

9.06 Payments Set Aside. To the extent that any payment by or on behalf of Borrower is made to Lender, or Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred.

9.07 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Lender and Lender may not assign or otherwise transfer any of its rights or obligations hereunder except (i) in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Lender may assign all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans and L/C Obligations at the time owing to it) to any Person; provided that so long as no Event of Default has occurred and is continuing, Borrower consents (each such consent not to be unreasonably withheld or delayed). Upon request, Borrower (at its expense) shall execute and deliver a Note to the assignee of Lender.

(c) Lender may, without the consent of, or notice to Borrower, sell participations to any Person (other than a natural person or Borrower or any of Borrower’s Affiliates or Subsidiaries (each a “Participant”) in all or a portion of Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and the Loans and L/C Obligations at the time owing to it); provided that (i) Lender’s obligations under this Agreement shall remain unchanged, (ii) Lender shall remain solely responsible to Borrower for the performance of such obligations and (iii) Borrower shall continue to deal solely and directly with Lender in connection with Lender’s rights and obligations under this Agreement. Subject to subsection (e) of this Section, Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section.

(d) A Participant shall not be entitled to receive any greater payment under Sections 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower’s prior written consent.

(e) Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release Lender from any of its obligations hereunder or substitute any such pledgee or assignee for Lender as a party hereto.

(f) If the consent of Borrower to an assignment is required hereunder, Borrower shall be deemed to have given its consent five Business Days after the date notice thereof has been delivered to Borrower by Lender unless such consent is expressly refused by Borrower prior to such fifth Business Day.

9.08 Confidentiality. Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and its Affiliates’ respective partners, directors, officers, employees, trustees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority; (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or under any other Loan Document; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of a Loan Party; (g) with the consent of Borrower; or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to Lender on a nonconfidential basis from a source other than Borrower. In addition, Lender may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to Lender in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions. For the purposes of this Section, “Information” means all information received from any Loan Party relating to any Loan Party or any of their respective businesses, other than any such information that is available to Lender on a nonconfidential basis prior to disclosure by any Loan Party; provided that, in the case of information received from any Loan Party after the date hereof, such information is clearly identified in writing at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

9.09 Set-off. In addition to any rights and remedies of Lender provided by law, upon the occurrence and during the continuance of any Event of Default, Lender is authorized at any time and from time to time, without prior notice to Borrower or any other Loan Party, any such notice being waived by Borrower (on its own behalf and on behalf of each Loan Party) to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, Lender to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to Lender hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness. Lender agrees promptly to notify Borrower after any such set-off and application made by Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

9.10 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to Borrower. In determining whether the interest contracted for, charged, or received by Lender exceeds the Maximum Rate, Lender may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

9.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.12 Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of Lender in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

9.13 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by Lender, regardless of any investigation made by Lender or on its behalf and notwithstanding that Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

9.14 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.15 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF OREGON APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

9.16 Arbitration and Waiver of Right to Trial by Jury.

(a) This Section concerns the resolution of any controversies or claims between the parties, whether arising in contract, tort or by statute, including but not limited to controversies or claims that arise out of or relate to: (i) this Agreement (including any renewals, extensions or modifications); or (ii) any document related to this Agreement (collectively a “Claim”). For the purposes of this arbitration provision only, the term “parties” shall include any parent corporation, subsidiary or affiliate of Lender involved in the servicing, management or administration of any obligation described or evidenced by this Agreement. Nothing contained in this Section shall override any contrary provision contained in any Swap Contract.

(b) At the request of any party to this Agreement, any Claim shall be resolved by binding arbitration in accordance with the Federal Arbitration Act (Title 9, U.S. Code) (the “Arbitration Act”). The Arbitration Act will apply even though this Agreement provides that it is governed by the law of Oregon. The arbitration will take place on an individual basis without resort to any form of class action.

(c) Arbitration proceedings will be determined in accordance with the Arbitration Act, the then-current rules and procedures for the arbitration of financial services disputes of the American Arbitration Association or any successor thereof (“AAA”), and the terms of this Section. In the event of any inconsistency, the terms of this Section shall control. If AAA is unwilling or unable to (i) serve as the provider of arbitration or (ii) enforce any provision of this Section, any party to this Agreement may substitute another arbitration organization with similar procedures to serve as the provider of arbitration.

(d) The arbitration shall be administered by AAA and conducted, unless otherwise required by law, in any U.S. state where the Collateral is located or if there is no such Collateral, in the state of Oregon. All Claims shall be determined by one arbitrator; however, if Claims exceed $5,000,000, upon the request of any party, the Claims shall be decided by three arbitrators. All arbitration hearings shall commence within 90 days of the demand for arbitration and close within 90 days of commencement and the award of the arbitrator(s) shall be issued within 30 days of the close of the hearing. However, the arbitrator(s), upon a showing of good cause, may extend the commencement of the hearing for up to an additional 60 days. The arbitrator(s) shall provide a concise written statement of reasons for the award. The arbitration award may be submitted to any court having jurisdiction to be confirmed, judgment entered and enforced.

(e) The arbitrator(s) will give effect to statutes of limitation in determining any Claim and may dismiss the arbitration on the basis that the Claim is barred. For purposes of the application of the statute of limitations, the service on AAA under applicable AAA rules of a notice of Claim is the equivalent of the filing of a lawsuit. Any dispute concerning this arbitration provision or whether a Claim is arbitrable shall be determined by the arbitrator(s). The arbitrator(s) shall have the power to award legal fees pursuant to the terms of this Agreement.

(f) This Section does not limit the right of any party to: (i) exercise self-help remedies, such as but not limited to, setoff; (ii) initiate judicial or non-judicial foreclosure against any real or personal property collateral; (iii) exercise any judicial or power of sale rights; or (iv) act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies.

(g) The filing of a court action is not intended to constitute a waiver of the right of any party, including the suing party, thereafter to require submittal of the Claim to arbitration.

(h) BY AGREEING TO BINDING ARBITRATION, THE PARTIES IRREVOCABLY AND VOLUNTARILY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM. FURTHERMORE, WITHOUT INTENDING IN ANY WAY TO LIMIT THIS AGREEMENT TO ARBITRATE, TO THE EXTENT ANY CLAIM IS NOT ARBITRATED, THE PARTIES IRREVOCABLY AND VOLUNTARILY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF SUCH CLAIM. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THIS AGREEMENT.

9.17 Time of the Essence. Time is of the essence of the Loan Documents.

9.18 Certain Agreements Not Enforceable. UNDER OREGON LAW, MOST AGREEMENTS, PROMISES AND COMMITMENTS MADE BY THE LENDERS AFTER OCTOBER 3, 1989, CONCERNING LOANS AND OTHER CREDIT EXTENSIONS WHICH ARE NOT FOR PERSONAL, FAMILY OR HOUSEHOLD PURPOSES OR SECURED SOLELY BY THE BORROWER’S RESIDENCE MUST BE IN WRITING, EXPRESS CONSIDERATION, AND BE SIGNED BY LENDERS TO BE ENFORCEABLE.

9.19 Amendment and Restatement. This Agreement shall become effective on the Closing Date and shall supersede all provisions of the Existing Credit Agreement as of such date. From and after the Closing Date all references made to the Existing Credit Agreement in any Loan Document or in any other instrument or document shall, without more, be deemed to refer to this Agreement.

9.20 USA PATRIOT Act Notice. Lender hereby notifies Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Lender to identify Borrower in accordance with the Patriot Act. Borrower shall, promptly following a request by Lender, provide all documentation and other information that Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, Borrower and Lender have executed this Agreement by its duly authorized officer as of the day and year first above written.

PLANAR SYSTEMS, INC., an Oregon corporation

By:
Name:
Title:

BANK OF AMERICA, N.A., a national banking association

By:
Name:
Title:

SCHEDULE 5.09

ENVIRONMENTAL MATTERS

None.

Schedule 5.09

SCHEDULE 5.13

SUBSIDIARIES

AND OTHER EQUITY INVESTMENTS

(a)	Subsidiaries.

•	Planar Taiwan LLC

c/o Planar Systems, Inc.

1195 NW Compton Drive

Beaverton, OR 97006

•	Planar China LLC

c/o Planar Systems, Inc.

1195 NW Compton Drive

Beaverton, OR 97006

•	Planar Systems Oy

Olarinluoma 9

02200 Espoo

Finland

•	Planar Systems GmbH

Poccistrasse 11

80336 Munich

Germany

•	Planar Systems Limited

Lexham House

Forest Road

Binfield Bracknell

Berkshire RG42 4HP

United Kingdom

•	Planar Systems S.A.R.L.

REGUS Centre d’affairs

68 rue du Faubourg Saint Honore

75008 Paris

France

•	Runco International, LLC

c/o Planar Systems, Inc.

1195 NW Compton Drive

Beaverton, OR 97006

•	Clarity, A Division of Planar Systems, Inc.

c/o Planar Systems, Inc.

1195 NW Compton Drive

Beaverton, OR 97006

•	Clarity Visual Systems BV

Kingsfordweg 151

1043 GR Amsterdam

The Netherlands

•	Planar SAS

24 Rue Evariste, Galois

Schedule 5.13 – 1

8100 Albi

France

•	Planar EMEA SpA

Via degli Olmetti, 461a

00060 - Formello (Roma)

Italy

•	Planar Systems Hong Kong Ltd. (Dormant)

c/o Planar Systems, Inc.

1195 NW Compton Drive

Beaverton, OR 97006

(b)	Other Equity Investments.

None.

Schedule 5.13 – 2

SCHEDULE 7.01

EXISTING LIENS

OREGON SECRETARY OF STATE FILINGS

Debtor	Filing Number/Date	Secured Party

Planar Systems, Inc.	7630903 5/24/07	The Fifth Third Leasing Company

Planar Systems, Inc.	7865295 1/30/08	De Lage Landen Financial Services, Inc.

Planar Systems, Inc.	8225975 3/26/09	Hewlett-Packard Financial Services Company

Planar Systems, Inc.	8236077 4/7/09	Union Leasing Corp.

WASHINGTON COUNTY FIXTURE FILINGS

Debtor	Filing Number/Date	Secured Party

Planar Systems, Inc.	99000683 01/05/99	General Electric Capital Business Asset Funding Corporation

Planar Systems, Inc.	2002-060451 05/24/02	U.S. Bank National Association, as Administrative Lender

Schedule 7.01

SCHEDULE 7.02

EXISTING INVESTMENTS

See Schedule 5.13(b).

Schedule 7.02

SCHEDULE 7.03

EXISTING INDEBTEDNESS

	Total Outstanding Obligation	Total Required Future Payments

GE Capital Lease Contracts #001-0002495-002	$2,582,281	$2,990,161

Fifth Third Bank Lease Contract #093-0010591-018	$1,192,408	$1,395,535

Bank of America Lease Contract (HP Servers) #572CC170	$31,536	$31,536

NetApp Capital Lease Agreement #71857M	$64,715	$64,715

Schedule 7.03

EXHIBIT A

FORM OF COMMITTED LOAN NOTICE

Date:                     ,

To:	Bank of America, N.A.

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Credit Agreement, dated as of December 1, 2009 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), between Planar Systems, Inc., an Oregon corporation (“Borrower”), and Bank of America, N.A., a national banking association (“Lender”).

The undersigned hereby requests (select one):

☐  A Borrowing of Loans            ☐  A conversion or continuation of Loans

1.	On (a Business Day).

2.	In the amount of $ .

3.	Comprised of .

[Type of Loan requested]

4.	For Eurodollar Fixed Rate: with an Interest Period of months.

[The Borrowing requested herein complies with the provision to the first sentence of Section 2.01 of the Credit Agreement.]

PLANAR SYSTEMS, INC., an Oregon corporation

By:
Name:
Title:

Exhibit A – 1

EXHIBIT B

FORM OF NOTE

$12,000,000.00	December 1, 2009

FOR VALUE RECEIVED, the undersigned (“Borrower”), hereby promises to pay to the order of BANK OF AMERICA, N.A., a national banking association, or assigns (“Lender”), in accordance with the provisions of the Agreement (as hereinafter defined) the principal amount of each Loan from time to time made by Lender to Borrower under that certain Amended and Restated Credit Agreement, dated as of December 1, 2009 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Borrower and Lender.

Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to Lender in Dollars in immediately available funds at Lender’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Note is the Note referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Note is also entitled to the benefits of the Guaranty and is secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Loans made by Lender shall be evidenced by one or more loan accounts or records maintained by Lender in the ordinary course of business. Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF OREGON APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

PLANAR SYSTEMS, INC., an Oregon corporation

By:
Name:
Title:

Exhibit B – 1

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

Exhibit B – 2

EXHIBIT C

FORM OF AMENDED AND RESTATED CONTINUING GUARANTY

Exhibit C – 1

Exhibit D

FORM OF SECOND AMENDED AND RESTATED SECURITY AGREEMENT

This SECOND AMENDED AND RESTATED SECURITY AGREEMENT (“Agreement”), entered into as of December 1, 2009, among PLANAR SYSTEMS, INC., an Oregon corporation (the “Borrower”), PLANAR CHINA, LLC, an Oregon limited liability company (“Planar China”), CLARITY, A DIVISION OF PLANAR SYSTEMS, INC., an Oregon corporation (“Clarity”), RUNCO INTERNATIONAL, LLC, an Oregon limited liability company, formerly known as Runco International Inc. (“Runco”), PLANAR TAIWAN, LLC, an Oregon limited liability company (“Planar Taiwan and together with Borrower, Planar China, Clarity, Runco and any additional guarantors becoming a party hereto as provided in Section 20 hereof and their respective successors, collectively, the “Debtors” and individually, a “Debtor”), in favor of BANK OF AMERICA, N.A., a national banking association (the “Secured Party”).

RECITALS

A. Borrower, Secured Party and Bank of America, N.A., a national banking association, as administrative agent for Secured Party (in such capacity, the “Agent”), are parties to that certain Credit Agreement dated as of December 16, 2003 (as amended, restated, supplemented or otherwise modified, together with all exhibits and schedules attached thereto from time to time, the “Existing Credit Agreement”), pursuant to which Secured Party has made, or committed to make, revolving loans to Borrower and Agent has issued, or committed to issue, letters of credit for the account of Borrower.

B. In connection with the Existing Credit Agreement, Borrower entered into that certain Security Agreement dated as of December 16, 2003 (as amended, restated, supplemented or otherwise modified, the “Borrower Security Agreement”), pursuant to which Borrower granted to Agent for the benefit of Secured Party and Agent a security interest in the property described therein to secure, among other things, the indebtedness, liabilities and obligations of Borrower owing to Secured Party and Agent arising under the Existing Credit Agreement.

C. In connection with the Existing Credit Agreement, Planar China entered into (1) that certain Continuing Guaranty dated as of December 16, 2003 (as amended, restated, supplemented or otherwise modified, the “Planar China Guaranty”), pursuant to which Planar China guaranteed, among other things, the indebtedness, liabilities and obligations of Borrower owing to Secured Party and Agent arising under the Existing Credit Agreement and (2) that certain Security Agreement dated as of December 16, 2003 (as amended, restated, supplemented or otherwise modified, the “Planar China Security Agreement”), pursuant to which Planar China granted to Agent for the benefit of Secured Party and Agent a security interest in the property described therein to secure, among other things, the indebtedness, liabilities and obligations of Planar China owing to owing to Secured Party and Agent arising under the Planar China Guaranty.

D. In connection with the Existing Credit Agreement, Clarity entered into (1) that certain Continuing Guaranty dated as of May 23, 2007 (as amended, restated, supplemented or otherwise modified, the “Clarity Guaranty”), pursuant to which Clarity guaranteed, among other things, the indebtedness, liabilities and obligations of Borrower owing to Secured Party and Agent arising under the Existing Credit Agreement and (2) that certain Security Agreement dated as of May 23, 2007 (as amended, restated, supplemented or otherwise modified, the “Clarity Security Agreement”), pursuant to which Clarity granted to Agent for the benefit of Secured Party and Agent a security interest in the property described therein to secure, among other things, the indebtedness, liabilities and obligations of Clarity owing to Secured Party and Agent arising under the Clarity Guaranty.

E. In connection with the Existing Credit Agreement, Runco entered into (1) that certain Continuing Guaranty dated as of June 1, 2007 (as amended, restated, supplemented or otherwise modified, the “Runco Guaranty”), pursuant to which Runco guaranteed, among other things, the indebtedness, liabilities and obligations of Borrower owing to Secured Party and Agent arising under the Existing Credit Agreement and (2) that certain Security Agreement dated as of June 1, 2007 (as amended, restated, supplemented or otherwise modified, the “Runco Security Agreement”), pursuant to which Runco granted to Agent for the benefit of Secured Party and Agent a security interest in the

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property described therein to secure, among other things, the indebtedness, liabilities and obligations of Runco owing to Secured Party and Agent arising under the Runco Guaranty.

F. In connection with the Existing Credit Agreement, Planar Taiwan entered into (1) that certain Continuing Guaranty dated as of December 16, 2003 (as amended, restated, supplemented or otherwise modified, the “Planar Taiwan Guaranty”), pursuant to which Planar Taiwan guaranteed, among other things, the indebtedness, liabilities and obligations of Borrower owing to Secured Party and Agent arising under the Existing Credit Agreement and (2) that certain Security Agreement dated as of December 16, 2003 (as amended, restated, supplemented or otherwise modified, the “Planar Taiwan Security Agreement”), pursuant to which Planar Taiwan granted to Agent for the benefit of Secured Party and Agent a security interest in the property described therein to secure, among other things, the indebtedness, liabilities and obligations of Planar Taiwan owing to owing to Secured Party and Agent arising under the Planar Taiwan Guaranty.

G. Agent and Secured Party are parties to that certain Assignment Agreement dated as of December 1, 2009 (the “Assignment Agreement”) pursuant to which, among other things, Agent assigned to Secured Party all of its right, title and interest under (1) the Planar China Guaranty, the Clarity Guaranty, the Runco Guaranty and the Planar Taiwan Guaranty (collectively, the “Existing Guaranties”) and (2) the Borrower Security Agreement, the Planar China Security Agreement, the Clarity Security Agreement, the Runco Security Agreement and the Planar Taiwan Security Agreement (collectively, the “Existing Security Agreements”).

H. Borrower and Secured Party are parties to that certain Amended and Restated Credit Agreement dated as of December 1, 2009 (the “Credit Agreement”), which Credit Agreement amended, restated and replaced the Existing Credit Agreement in its entirety and pursuant to which, among other things, Secured Party agreed to continue loans made to Borrower under the Existing Credit Agreement and to make additional loans to Borrower.

I. Guarantors and Secured Party are parties to that certain Amended and Restated Continuing Guaranty dated as of December 1, 2009 (the “Guaranty Agreement”), which Guaranty Agreement amended, restated and replaced the Existing Guaranties in their entirety and pursuant to which Guarantors guaranteed, among other things, the indebtedness, liabilities and obligations of Borrower owing to Secured Party arising under the Credit Agreement.

J. It is a condition precedent to Secured Party’s obligation to make its initial Credit Extension under the Credit Agreement that each Debtor enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and in order to induce Secured Party to make Credit Extensions under the Credit Agreement, the parties hereto hereby agree to amend and restate each of the Existing Security Agreements as follows:

AGREEMENT

1. Continuance of Security Interests. This Agreement is intended to amend and restate the Existing Security Agreements in their entirety and to continue the security interests granted thereunder and continued hereby.

2. Definitions; Interpretation.

(a) Terms Defined in Credit Agreement. All capitalized terms used in this Agreement and not otherwise defined herein have the meanings specified in the Credit Agreement.

(b) Certain Defined Terms. As used in this Agreement, the following terms have the following meanings:

“Account Debtor” means any Person who is or who may become obligated to any Debtor under, with respect to or on account of an Account or other Right to Payment.

2

“Capital Stock” means (i) in the case of a corporation, capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) in the case of a limited liability company, membership interests and (v) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Collateral” shall have the meaning assigned to such term in Section 3(a).

“Copyright License” shall mean any written agreement, now or hereafter in effect, granting any right to any third party under any Copyright now or hereafter owned by the Debtor or which the Debtor otherwise has the right to license, or granting to the Debtor the right to use any Copyright now or hereafter owned by any third party, and all rights of the Debtor under any such agreement.

“Copyrights” shall mean all of the following now owned or hereafter acquired by any Debtor: (i) all copyright rights in any work subject to the copyright laws of the United States, any state thereof or any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished, whether as author, assignee, transferee or otherwise, and (ii) all registrations and applications for registration of any such copyright in the United States or any other country, including registrations, recordings, supplemental registrations and pending applications for registration in the United States Copyright Office or in any similar offices in any other country.

“Credit Agreement” has the meaning set forth in the preamble hereto.

“Debtor” has the meaning set forth in the introductory paragraph hereto.

“Domestic Subsidiary” means any Subsidiary that is organized and existing under the laws of the United States or any state or commonwealth thereof or under the laws of the District of Columbia.

“Excluded Collateral” means, collectively (i) any Debtor’s rights under contracts and agreements which by their terms prohibit the granting of a security interest therein or assignment thereof (except for (a) Accounts, Payment Intangibles and other General Intangibles for money due or to become due thereunder and (b) any such contract as to which consent for the Lien created hereby has been obtained); provided, however, that the foregoing limitation shall not affect, limit, restrict or impair the grant by the Debtor of a security interest pursuant to this Agreement in any such Collateral to the extent that an otherwise applicable prohibition on such grant is rendered ineffective by the UCC or other applicable Laws, (ii) Equipment subject to a capitalized lease or purchase money Liens permitted under the Credit Agreement that prohibits the granting of any other Lien on such Equipment; provided that such Equipment shall become Collateral upon release of such capitalized lease or purchase money Lien and (iii) real property other than fixtures.

“Guaranty Agreement” has the meaning set forth in the preamble hereto.

“Secured Party” has the meaning set forth in the preamble hereto.

“License” means any Patent License, Trademark License, Copyright License or other license or sublicense agreement to which any Debtor is a party.

“Patent License” shall mean any written agreement, now or hereafter in effect, granting to any third party any right to make, use or sell any invention on which a Patent, now or hereafter owned by any Debtor or which any Debtor otherwise has the right to license, is in existence, or granting to any Debtor any right to make, use or sell any invention on which a Patent, now or hereafter owned by any third party, is in existence, and all rights of any Debtor under any such agreement.

“Patents” shall mean all of the following now owned or hereafter acquired by any Debtor: (i) all letters patent of the United States or any other country or any political subdivision thereof, all registrations and recordings thereof, (ii) all applications for letters patent of the United States or the equivalent thereof

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in any similar offices in any other country, including registrations, recordings and pending applications in the United States Patent and Trademark Office or the equivalent thereof in any similar offices in any other country, and (iii) all reissues, continuations, divisions, continuations in part, renewals or extensions thereof, and the inventions disclosed or claimed therein, including the right to make, use and/or sell the inventions disclosed or claimed therein.

“Pledge Agreement” means the Amended and Restated Pledge Agreement dated as of the date of this Agreement, made between Borrower and Secured Party.

“Permitted Liens” means each of the Liens expressly permitted to be prior to the Security Interest pursuant to Section 7.01 of the Credit Agreement.

“Rights to Payment” means all Accounts, and any and all rights and claims to the payment or receipt of money or other forms of consideration of any kind in, to and under all Chattel Paper, Documents, General Intangibles, Payment Intangibles, Instruments and Proceeds.

“Security Interest” shall have the meaning assigned to such term in Section 3(a).

“Secured Obligations” means collectively:

(a) in the case of Borrower, collectively (i) all advances to, and debts, liabilities, obligations, covenants and duties of, Borrower owing to Secured Party arising under the Credit Agreement, the Collateral Documents and each other Loan Document to which Borrower is a party or otherwise with respect to any Loan or Letter of Credit; (ii) all debts, liabilities, obligations, covenants and duties of, Borrower or any of its Subsidiaries owing to Secured Party or any Affiliate of Secured Party and arising under any Specified Swap Contract, including liabilities and obligations arising in connection with or as a result of early termination of any such Specified Swap Contract; (iii) all debts, liabilities, obligations, covenants and duties of, Borrower or any of its Subsidiaries owing to Secured Party or any Affiliate of Secured Party and arising out of Secured Party or Affiliate of Secured Party providing treasury management services to, for the benefit of or otherwise in respect of Borrower or any of its Subsidiaries, including, without limitation, intraday credit, Automated Clearing House (ACH) services, foreign exchange services, overdrafts and zero balance arrangements, and any instruments, agreements or other documents executed in connection therewith;

(b) in the case of each Guarantor, all debts, liabilities, obligations, covenants and duties of, such Guarantor owing to Secured Party and each Affiliate of Secured Party arising under the Guaranty Agreement, the Collateral Documents and each other Loan Document to which such Guarantor is a party; and

(c) all debts, liabilities, obligations, covenants and duties of each Debtor (or any of them) arising under this Agreement, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Specified Swap Contract” shall mean any Swap Contract that (i) is made or entered into at any time, or in effect at any time, whether directly or indirectly, and whether as a result of assignment or transfer or otherwise, between Lender or any Affiliate of Lender and Borrower or any Subsidiary of Borrower and (ii) is permitted by Section 7.03(d) of the Credit Agreement.

“Trademark License” shall mean any written agreement, now or hereafter in effect, granting to any third party any right to use any Trademark now or hereafter owned by any Debtor or which any Debtor otherwise has the right to license, or granting to any Debtor any right to use any Trademark now or hereafter owned by any third party, and all rights of any Debtor under any such agreement.

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“Trademarks” shall mean all of the following now owned or hereafter acquired by any Debtor: (i) all trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all registration and recording applications filed in connection therewith, including registrations and pending applications in the United States Patent and Trademark Office, any State of the United States or any similar offices in any other country or any political subdivision thereof, and all extensions or renewals thereof, except for “Intent to Use” applications for trademark or service mark registrations filed pursuant to Section 1(b) of the Lanham Act, unless and until an Amendment to Allege Use or a Statement of Use under Section 1(c) and 1(d) of said Act has been filed, (ii) all goodwill associated therewith or symbolized thereby and (iii) all other assets, rights and interests that uniquely reflect or embody such goodwill.

“UCC” means the Uniform Commercial Code as the same may, from time to time, be in effect in the State of Oregon; provided, however, in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of Oregon, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

(c) Terms Defined in UCC. Terms used in this Agreement that are defined in the UCC and not otherwise defined herein have the meanings given to them in the UCC, including the following which are capitalized herein: Accession, Account, As-Extracted Collateral, Chattel Paper, Commercial Tort Claim, Commodity Account, Commodity Contract, Commodities Intermediary, Consumer Goods, Deposit Account, Document, Electronic Chattel Paper, Equipment, Farm Products, Financial Assets, Fixture, General Intangible, Instrument, Inventory, Investment Property, Letter-of-Credit Right, Manufactured Home, Payment Intangible, Proceeds, Products, Securities Account, Securities Intermediary, Security, Supporting Obligation and Tangible Chattel Paper.

(d) Interpretation. The rules of construction and interpretation specified in Sections 1.02 and 1.05 of the Credit Agreement also apply to this Agreement and are incorporated herein by this reference.

3. Security Interest.

(a) Grant of Security Interest. As security for the payment or performance, as the case may be, in full of the Secured Obligations, each Debtor hereby assigns and pledges to Secured Party, its successors and assigns, and hereby grants to Secured Party, its successors and assigns, a security interest (the “Security Interest”), in all right, title or interest of such Debtor in or to any and all of the following assets and properties now owned or at any time hereafter acquired by such Debtor or in which such Debtor now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”):

(i) all Accounts;

(ii) all Chattel Paper;

(iii) all Deposit Accounts;

(iv) all Documents;

(v) all Equipment;

(vi) all Fixtures;

(vii) all General Intangibles;

(viii) all Instruments;

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(ix) all Inventory;

(x) all Investment Property;

(xi) all Letter-of-Credit Rights;

(xii) specified Commercial Tort Claims, if any;

(xiii) all books and records pertaining to the assets and properties described in this Section 3(a);

(xiv) all other goods and personal property of the Debtor whether tangible or intangible wherever located;

(xv) to the extent not otherwise included, all Proceeds and Products of any and all of the foregoing; and

(xvi) Proceeds of Excluded Collateral, but not Excluded Collateral itself;

provided, however, that the Collateral shall not include the Excluded Collateral.

(b) Debtor Remains Liable. Anything herein to the contrary notwithstanding, (i) each Debtor shall remain liable under any contracts, agreements and other documents included in the Collateral, to the extent set forth therein, to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (ii) the exercise by Secured Party of any of the rights hereunder shall not release any Debtor from any of its duties or obligations under such contracts, agreements and other documents included in the Collateral, and (iii) Secured Party shall have no obligation or liability under any contracts, agreements and other documents included in the Collateral by reason of this Agreement, nor shall Secured Party be obligated to perform any of the obligations or duties of any Debtor thereunder or to take any action to collect or enforce any such contract, agreement or other document included in the Collateral hereunder.

(c) Continuing Security Interest. Each Debtor acknowledges and agrees that the Security Interest in the Collateral constitutes continuing collateral security for all of the Secured Obligations which shall remain in effect until terminated in accordance with Section 28.

4. Financing Statements, Etc. Each Debtor hereby irrevocably authorizes Secured Party at any time and from time to time to file in any relevant jurisdiction any initial financing statements and amendments thereto against the Collateral and that contain any other information required by Article 9 of the UCC of each applicable jurisdiction for the filing of any financing statement or amendment, including whether such Debtor is an organization, the type of organization and any organizational identification number issued to such Debtor. At the time of execution hereof, Secured Party does not intend to make any fixture filings. However, Secured Party may make fixture filings if it chooses to do so in the future and each Debtor agrees to cooperate with Secured Party with respect to fixture filings including providing a sufficient description of the real property to which any fixture relates. Each Debtor agrees to provide such information to Secured Party promptly upon request. Each Debtor also ratifies its authorization for Secured Party to file in any relevant jurisdiction any initial financing statements or amendments thereto if filed prior to the date hereof.

5. Representations and Warranties. In addition to the representations and warranties of each Debtor set forth in the Loan Documents to which it is a party, which are incorporated herein by this reference, each Debtor represents and warrants to Secured Party that:

(a) Chief Executive Office; Legal Name; State of Organization. Each Debtor’s chief executive office and chief place of business are (and for the prior four months has been) located at the locations set forth in Part (a) of Schedule 1 hereto (as updated from time to time), and such Debtor keeps its books and records at such location. Each Debtor’s exact corporate or organizational name, the jurisdiction of its incorporation or organization (and for the prior four months has been its location) and the

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identification number given by its jurisdiction of incorporation or organization is set forth in Part (b) of Schedule 1 hereto. No Debtor has in the past four months changed its name, been party to a merger, consolidation or other change in structure or used any trade name not disclosed in Part (c) of Schedule 1 hereto (as updated from time to time).

(b) Location of Tangible Collateral. The location of all tangible Collateral owned by each Debtor is currently as shown in Schedule 2 hereto, which schedule will be updated from time to time whenever Collateral worth more than $500,000 is moved to a location not currently listed.

(c) Ownership and Authority. Each Debtor is the sole legal and beneficial owner of the Collateral (or, in the case of after-acquired Collateral, at the time such Debtor acquires rights in such Collateral, will be the sole legal and beneficial owner thereof) and has the right, power and authority to grant to Secured Party the Security Interest in such Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement.

(d) Validity of Security Interest. The Security Interest constitutes (i) a legal and valid security interest which is enforceable against the Collateral in which any Debtor now has rights and will create a security interest which is enforceable against the Collateral in which such Debtor hereafter acquires rights at the time such Debtor acquires any such rights; and (ii) when properly perfected by filing or otherwise, the Security Interest shall constitute a valid perfected security interest in the Collateral, in which any Debtor now has rights, and will have a perfected security interest in the Collateral in which any Debtor hereafter acquires rights at the time such Debtor acquires any such rights, to the extent that a security interest may be perfected by filing or otherwise under the UCC, in each case securing the payment and performance of the Secured Obligations. The Security Interest is and shall be prior to any other Lien on any of the Collateral, other than Permitted Liens.

(e) Absence of Other Liens. No Debtor has filed or consented to the filing of (i) any financing statement or analogous document under the UCC or any other applicable Laws covering any Collateral, or (ii) any assignment in which such Debtor assigns any Collateral or any security agreement or similar instrument covering any Collateral with any Governmental Authority, which financing statement or analogous document, assignment, security agreement or similar instrument is still in effect, other than, in each case, with respect to a Permitted Lien.

(f) Types of Collateral. None of the Collateral consists of, or is the Proceeds of, As Extracted Collateral, timber to be cut, Consumer Goods, Farm Products or Manufactured Homes.

(g) Rights to Payment.

(i) The Rights to Payment represent valid, binding and enforceable obligations of the Account Debtors or other Persons obligated thereon, representing undisputed, bona fide transactions completed in accordance with the terms and provisions contained in any documents related thereto, and are and will be genuine, free from Liens, and not subject to any adverse claims, counterclaims, setoffs, defaults, disputes, defenses, discounts, retainages, holdbacks or conditions precedent of any kind of character, except to the extent reflected by the applicable Debtor’s reserves for uncollectible Rights to Payment or to the extent, if any, that such Account Debtors or other Persons may be entitled to normal and ordinary course trade discounts, returns, adjustments and allowances in accordance with Section 6(k), or as otherwise disclosed to Secured Party in writing;

(ii) To each Debtor’s knowledge, all Account Debtors are solvent and generally paying their debts as they come due except to the extent that the applicable Debtor has established adequate reserves therefor in accordance with GAAP;

(iii) To each Debtor’s knowledge, all Rights to Payment comply in all material respects with all applicable Laws concerning form, content and manner of preparation and execution, including where applicable any Federal or state consumer credit laws;

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(iv) No Debtor has assigned any of its rights under the Rights to Payment except as provided in this Agreement or as set forth in the other Loan Documents;

(v) All statements made, all unpaid balances and all other information in the books and records and other documentation pertaining to the Rights to Payment are true and correct and in all material respects what they purport to be; and

(vi) No Debtor has knowledge of any fact or circumstance which would impair the validity or collectibility of the Rights to Payment which in the aggregate would constitute a material amount.

(h) Inventory. No Inventory of any Debtor is held by such Debtor pursuant to a sale or return, sale on approval or similar arrangement.

(i) Documents, Instruments and Chattel Paper. To each Debtor’s knowledge, all Documents, Instruments and Chattel Paper describing, evidencing or constituting Collateral are complete, valid, and genuine.

(j) Equipment. None of the Equipment is affixed to real property so as to constitute a fixture. None of the Equipment is leased from or to any Person, except for non material items, or except as permitted by Section 7.03(e) of the Credit Agreement.

(k) Deposit Accounts. The names and addresses of all financial institutions at which any Debtor maintains its Deposit Accounts, and the account numbers and account names of such Deposit Accounts, are set forth in Schedule 3 hereto.

(l) Consents. Except for (i) the filing or recording of UCC financing statements, (ii) the obtaining control to perfect the Security Interest granted by each Debtor pursuant hereto, or (iii) claims against the United States not exceeding $1,000,000 in the aggregate, no consent or authorization of, filing with, or other act by or in respect of, any arbitrator or Governmental Authority and no consent of any other Person (including any stockholder, member or creditor of any Debtor), is required (A) for the grant by each Debtor of the Security Interest in the Collateral pursuant hereto or for the execution, delivery or performance of this Agreement by each Debtor or (B) for the perfection of the Security Interest or the exercise by Secured Party of the rights and remedies provided for in this Agreement. Each Debtor shall comply with the Assignment of Claims Act of 1940, as amended, whenever claims exceed $1,000,000 in the aggregate.

(m) Patents, Trademarks and Copyrights. Schedule 4 hereto includes all registered Patents and Trademarks, and all applications for Patents and Trademarks, owned by or licensed by or to any Debtor as of the date hereof. No Debtor owns any Copyrights that have been registered in the United States or any other country.

6. Covenants. In addition to the covenants of each Debtor set forth in the Loan Documents to which it is a party, which are incorporated herein by this reference, so long as the Commitment shall be in effect under the Credit Agreement, any Specified Swap Contract shall be in effect or any of the Secured Obligations shall remain unpaid or unsatisfied, each Debtor shall:

(a) Defense of Collateral. At its own cost and expense, take any and all actions necessary to defend title to the Collateral against all Persons and to defend the Security Interest of Secured Party in the Collateral and the priority thereof against any Lien, other than Permitted Liens.

(b) Preservation of Collateral. Maintain, preserve and protect the tangible Collateral in good working order and condition, ordinary wear and tear, casualty and condemnation excepted; not use the Collateral in violation of the provisions of this Agreement or any other agreement relating to the Collateral or any policy insuring the Collateral or any applicable requirement of Law; and not permit any Collateral to be or become a Fixture to real property or an Accession to other personal property unless Secured Party has a valid, perfected and first priority security interest in such real or personal property.

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(c) Change of Name, Identity or Structure. Promptly notify Secured Party in writing of any change (i) in its corporate or organization name, (ii) in the location of its chief executive office, its principal place of business, any office in which it maintains books or records relating to the Collateral owned by it, (iii) in its identity, type of organization, corporate structure or jurisdiction of incorporation or organization or (iv) in its Federal Taxpayer Identification Number or other identification number given by its jurisdiction of incorporation or organization, and not to effect or permit any change referred to in clauses (i) through (iv) unless all filings have been made under the UCC or otherwise that are required in order for Secured Party to continue at all times following such change to have a valid, legal and perfected first priority security interest in all the Collateral.

(d) Location of Collateral. Promptly notify Secured Party in writing of any change in the location of any office or facility at which Collateral owned by it (including the establishment of any such new office or facility) with a book value in excess of $ 500,000 is located.

(e) Maintenance of Records. Maintain, at its own cost and expense, such complete and accurate records with respect to the Collateral owned by it as is consistent with its current practices and in accordance with such prudent and standard practices used in industries that are the same as or similar to those in which the applicable Debtor is engaged, but in any event to include complete accounting records indicating all payments and proceeds received with respect to any part of the Collateral, mark its books and records to reflect the Security Interest, and, at such time or times as Secured Party may reasonably request, promptly provide Secured Party with a duly certified listing in form and detail satisfactory to Secured Party showing the identity, amount and location of any and all Collateral.

(f) Disposition of Collateral. Not make or permit to be made any sale, transfer or other disposition of any of the Collateral or any right or interest therein and shall remain at all times in possession of the Collateral, except to the extent permitted by the Credit Agreement.

(g) No Liens. Not make or permit to be made an assignment, pledge or hypothecation of any of the Collateral or create or permit to exist any Lien upon or with respect to any of the Collateral, other than Permitted Liens.

(h) Insurance. Continuously maintain, or cause to be continuously maintained, insurance consistent with the requirements set forth in of the Credit Agreement, but in any event and notwithstanding the foregoing, on all tangible Collateral against loss or damage by fire, theft and such other risks as are customarily insured against by persons and businesses similarly situated to the applicable Debtor, excepting property damage insurance on collateral located at customer facilities, in such amounts, with such insurers and under policies in such form, as shall be reasonably satisfactory to Secured Party. Secured Party shall be named as a loss payee on all such policies, and all such policies shall provide that they are not cancelable without thirty (30) days’ prior written notice to Secured Party. At least thirty (30) days prior to the expiration of the term of any insurance policy, the applicable Debtor shall furnish Secured Party with written evidence of renewal or issuance of a satisfactory replacement policy. The applicable Debtor shall, if requested by Secured Party, obtain and deliver to Secured Party, from time to time, satisfactory original or duplicate policies or certificates of insurance, including any endorsements, to evidence the applicable Debtor’s satisfaction of the insurance requirements hereunder. In the event of loss or damage with respect to any or all of the tangible Collateral for which the insurance proceeds equal $2,500,000 or more, Secured Party shall have the right to collect any and all insurance upon the tangible Collateral and to apply the same at its option to any of the Secured Obligations, whether or not matured, or to the restoration or repair of any or all of the tangible Collateral. Each Debtor acknowledges receipt from Secured Party of this WARNING:

“UNLESS YOU PROVIDE US WITH EVIDENCE OF THE INSURANCE COVERAGE AS REQUIRED BY OUR CREDIT AGREEMENT AND THIS AGREEMENT, WE MAY PURCHASE INSURANCE AT YOUR EXPENSE TO PROTECT OUR INTEREST. THIS INSURANCE MAY, BUT NEED NOT, ALSO PROTECT YOUR INTEREST. IF THE COLLATERAL BECOMES DAMAGED, THE COVERAGE WE PURCHASE MAY NOT PAY ANY CLAIM YOU MAKE OR ANY CLAIM MADE AGAINST

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YOU. YOU MAY LATER CANCEL THIS COVERAGE BY PROVIDING EVIDENCE THAT YOU HAVE OBTAINED PROPER COVERAGE ELSEWHERE.

YOU ARE RESPONSIBLE FOR THE COST OF ANY INSURANCE PURCHASED BY US. THE COST OF THIS INSURANCE MAY BE ADDED TO YOUR LOAN BALANCE. IF THE COST IS ADDED TO THE LOAN BALANCE, THE INTEREST RATE ON THE UNDERLYING LOAN WILL APPLY TO THIS ADDED AMOUNT. THE EFFECTIVE DATE OF COVERAGE MAY BE THE DATE YOUR PRIOR COVERAGE LAPSED OR THE DATE YOU FAILED TO PROVIDE PROOF OF COVERAGE.

THE COVERAGE WE PURCHASE MAY BE CONSIDERABLY MORE EXPENSIVE THAN INSURANCE YOU CAN OBTAIN ON YOUR OWN.”

(i) Taxes. Pay promptly when due all taxes and other governmental charges, all Liens and all other charges now or hereafter imposed upon, relating to or affecting any of the Collateral, except those which are being contested in good faith by appropriate proceedings diligently conducted if (i) the aggregate amount of all such taxes and other governmental charges does not exceed $100,000 at any one time outstanding, (ii) adequate reserves with respect thereto are maintained on the books of the applicable Debtor in accordance with GAAP, and (iii) in the case where a Lien or other charge has been imposed upon any of the Collateral, such contest proceedings operate to stay the sale of any portion of the Collateral to satisfy such taxes or other governmental charges;

(j) Leased Premises. Upon the request of Secured Party, obtain from each Person from whom any Debtor leases any office or facility at which Collateral (other than real property and improvements and fixtures thereto) with a book value in excess of $500,000 is at any time present such subordination, waiver, consent and estoppel agreements as Secured Party may require, in form and substance reasonably satisfactory to Secured Party.

(k) Rights to Payment.

(i) Upon the request of Secured Party, promptly provide Secured Party with: (A) master customer listings, including all names and addresses, together with copies or originals (as requested by Secured Party) of documents, customer statements, repayment histories and present status reports relating to the Accounts; (B) accurate records and summaries of Accounts, including detailed agings specifying the name, face value and date of each invoice, and listings of Accounts that are disputed or have been cancelled; and (C) such other matters and information relating to the Accounts as Secured Party shall from time to time reasonably request;

(ii) Give only normal discounts, allowances and credits as to Accounts and other Rights to Payment, in the ordinary course of business, according to normal trade practices utilized by the applicable Debtor in the past, and enforce all Accounts and other Rights to Payment strictly in accordance with their terms, and take all such action to such end as may from time to time be reasonably requested by Secured Party, except that any Debtor may grant any extension of the time for payment;

(iii) If any discount, allowance, credit, extension of time for payment, agreement to make a rebate or otherwise to reduce the amount owing on, or compromise or settle, an Account or other Right to Payment exists or occurs, or if, to the knowledge of any Debtor, any dispute, setoff, claim, counter-claim or defense exists or has been asserted or threatened with respect to an Account or other Right to Payment, disclose such fact fully to Secured Party in the books and records relating to such Account or other Right to Payment and in connection with any invoice or report furnished by the applicable Debtor to Secured Party relating to such Account or other Right to Payment;

(iv) Upon request by Secured Party, if any Account in excess of $1,000,000 arise from contracts with the United States or any department, agency or instrumentality thereof, immediately notify Secured Party thereof and execute any documents and instruments and take

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any other steps requested by Secured Party in order that all monies due and to become due thereunder shall be assigned to Secured Party and notice thereof given to the Federal authorities under the Federal Assignment of Claims Act of 1940 (Title 31 United States Code § 3727 and Title 41 United States Code § 15);

(v) Upon request by Secured Party, if at any time any Debtor shall take a security interest in any property of an Account Debtor or any other Person to secure payment and performance of an Account or other Right to Payment, such Debtor shall promptly assign such security interest to Secured Party, which assignment need not be filed of public record unless necessary to continue the perfected status of the security interest against creditors of and transferees from the Account Debtor or other Person granting the security interest;

(vi) In accordance with its sound business judgment perform and comply in all material respects with its obligations in respect of the Accounts and other Rights to Payment;

(vii) Upon the request of Secured Party, mark the Accounts and other Rights to Payment and all of each Debtor’s books and records pertaining thereto with such legends as Secured Party shall reasonably specify to reference to the fact that Secured Party has a security interest therein;

(viii) Upon the request of Secured Party (A) at any time, notify all or any designated portion of the Account Debtors of the Security Interest and (B) upon the occurrence of an Event of Default, notify the Account Debtors or any designated portion thereof that payment shall be made directly to Secured Party or to such other Person or location as Secured Party shall specify; and

(ix) Upon the occurrence of any Event of Default, establish such lockbox or similar arrangements for the payment of the Accounts and other Rights to Payment as Secured Party shall require.

(l) Collateral Held by Bailee, Etc. If any Collateral is at any time in the possession or control of a warehouseman, bailee or any agent or processor of a Debtor, (i) notify Secured Party of such possession, (ii) notify such Person of the Security Interest and (iii) obtain a written acknowledgment from such Person that it is holding such Collateral subject to the Security Interest and the instructions of Secured Party.

(m) Inventory. Upon the request of Secured Party: (i) promptly provide Secured Party with a report of all Collateral consisting of Inventory, in form and substance satisfactory to Secured Party (ii) take a physical listing of such Inventory and promptly deliver a copy of such physical listing to Secured Party; and (iii) if any Collateral consisting of Inventory is at any time evidenced by a document of title, immediately deliver such document of title to Secured Party.

(n) Equipment. Upon the request of Secured Party, deliver to Secured Party a report of each item of Equipment constituting Collateral, in form and substance satisfactory to Secured Party.

(o) Fixtures. Except for Collateral with respect to which the applicable Debtor has supplied Secured Party with all information and documentation necessary to make all fixture filings required to perfect and protect the priority of Secured Party’s security interest in such Collateral, maintain all of the Collateral as personal property and not affix any of the Collateral to any real property in a manner which would change its nature from personal property to real property or a Fixture.

(p) Notices, Reports and Information. (i) Promptly notify Secured Party of any material claim made or asserted against the Collateral by any Person and of any change in the composition of the Collateral or other event which could materially adversely affect the value of the Collateral or the Security Interest of Secured Party therein; (ii) promptly notify Secured Party of any and all Commercial Tort Claims held or acquired by any Debtor or any of its Subsidiaries; (iii) upon the request of Secured Party promptly provide to Secured Party such statements, listings and schedules further identifying and describing the Collateral and such other reports and other information in connection with the Collateral as Secured Party

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may reasonably request, all in reasonable detail; and (iv) upon request of Secured Party make such demands and requests for information and reports as the Debtor is entitled to make in respect of the Collateral.

7. Other Actions. In order to further insure the attachment, perfection and priority of, and the ability of Secured Party to enforce, Secured Party’s security interest in the Collateral, each Debtor agrees, in each case at its own expense, to take the following actions with respect to the following Collateral:

(a) Instruments. Upon the request of Secured Party, immediately deliver any Instruments held by such Debtor appropriately endorsed or accompanied by such instruments of transfer or assignment duly executed in blank as Secured Party reasonably may from time to time specify.

(b) Deposit Accounts. Upon the request of Secured Party, for each Deposit Account that such Debtor at any time opens or maintains, either: (i) cause the depositary bank to agree to comply at any time with instructions from Secured Party to such depositary bank directing the disposition of funds from time to time credited to such Deposit Account, without further consent of such Debtor, pursuant to an agreement in a form satisfactory to Secured Party, or (ii) arrange for Secured Party to become the customer of the depositary bank with respect to such Deposit Account, with such Debtor being permitted, only with the consent of Secured Party, to exercise rights to withdraw funds from such Deposit Account; provided, however, that the provisions of this subsection (b) shall not apply to (A) Deposit Accounts for which Secured Party is the depositary bank or (B) any Deposit Account which contain assets with an aggregate value of less than $5,000.

(c) Investment Property. Except to the extent otherwise provided under the Pledge Agreement, upon the request of Secured Party: (i) if such Debtor or its nominee holds any certificated Capital Stock, immediately deliver such Capital Stock to Secured Party, or an agent designated by it appropriately endorsed or accompanied by such instruments of transfer or assignment duly executed in blank as Secured Party may from time to time specify; (ii) if such Debtor or its nominee holds any Capital Stock that are uncertificated and are issued to such Debtor or its nominee directed by the issuer thereof, at the option of Secured Party and pursuant to an agreement in form and substance satisfactory to it, either (A) cause the issuer to agree to comply with instructions from Secured Party as to such Capital Stock, without further consent of such Debtor or such nominee, or (B) arrange for Secured Party to become the registered owner of the Capital Stock; (iii) if such Debtor or its nominee holds any Capital Stock, whether certificated or uncertificated, or other Investment Property through a Securities Intermediary or Commodity Intermediary, at the option of Secured Party and pursuant to an agreement in form and substance satisfactory to it, either (A) cause such Securities Intermediary or (as the case may be) Commodity Intermediary to agree to comply with entitlement orders or other instructions from Secured Party to such Securities Intermediary as to such Capital Stock or other Investment Property, or, as the case may be, to apply any value distributed on account of any Commodity Contract as directed by Secured Party to such Commodity Intermediary, in each case without further consent of such Debtor or such nominee, or (B) in the case of Financial Assets or other Investment Property held through a Securities Intermediary, arrange for Secured Party to become the Entitlement Holder with respect to such Investment Property, with such Debtor being permitted, only with the consent of Secured Party, to exercise rights to withdraw or otherwise deal with such Investment Property; provided, however, that the provisions of this subsection (c) shall not apply to any Financial Assets credited to a Securities Account for which Secured Party is the Securities Intermediary, and provided, further that this subsection (c) shall apply only to 65% of the Capital Stock of any Subsidiary of such Debtor that is not a Domestic Subsidiary.

(d) Electronic Chattel Paper and Transferable Records. Upon the request of Secured Party, take such action as Secured Party may reasonably request to vest in Secured Party (i) control of any Electronic Chattel Paper of such Debtor under Section 9-105 the UCC; and (ii) control of any “transferable record” of such Debtor under and as defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act, or, as the case may be, Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction, as so in effect in the relevant jurisdiction.

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(e) Letter of Credit Rights. Upon the request of Secured Party, for any letter of credit issued in favor of such Debtor, at the option of Secured Party and pursuant to an agreement in form and substance satisfactory to it, either (i) arrange for the issuer of such letter of credit to consent to an assignment to Secured Party of the proceeds of any drawing under the letter of credit or (ii) arrange for Secured Party to become the transferee beneficiary of the letter of credit, with Secured Party agreeing, in each case, that the proceeds of any drawing under the letter of credit are to be paid to such Debtor unless an Event of Default has occurred and is continuing.

(f) Commercial Tort Claims. Upon the request of Secured Party, promptly provide Secured Party with a summary description of each Commercial Tort Claim held by such Debtor and, if requested by Secured Party, promptly execute and deliver such statements, documents and notices and do and cause to be done all such things as may be required by Secured Party, the UCC or any other applicable requirement of Law, to grant to Secured Party a security interest in such Commercial Tort Claim and in the Proceeds thereof.

(g) New Patents, Trademarks and Copyrights. The Debtor agrees to promptly provide Secured Party with a list of any new applications for new Patents, Trademarks or Copyrights and a list of new Patents, Trademarks or Copyrights issued to such Debtor or acquired by such Debtor and to execute a notice of grant of security interest in each thereof in form satisfactory to Secured Party.

8. Further Assurances. Each Debtor agrees, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and take all such actions as Secured Party may from time to time request to better assure, preserve, protect and perfect the Security Interest and the rights and remedies of Secured Party hereunder, including the payment of any fees and taxes required in connection with the execution and delivery of this Agreement, the granting of the Security Interest and the filing of any financing statements or other documents in connection herewith or therewith. If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any Document, Instrument or Chattel Paper, such Document, Instrument or Chattel Paper shall be promptly delivered to Secured Party, appropriately endorsed or accompanied by such instruments of transfer or assignment duly executed in blank as Secured Party reasonably may from time to time specify. Each Debtor further agrees that it will not take any action or permit any action to be taken that would cause any membership interest in a limited liability company or partnership interest pledged hereunder to become a “security” as defined in Article 8 of the UCC, unless such membership interest or partnership interest has been certificated and pledged to Secured Party pursuant to the Pledge Agreement.

9. Inspection and Verification. Secured Party and such Persons as Secured Party may reasonably designate shall have the right, at Debtors’ own cost and expense, to inspect the Collateral, all records related thereto (and to make extracts and copies from such records) and the premises upon which any of the Collateral is located, to discuss the affairs of each Debtor with the officers of such Debtor and, upon the occurrence of an Event of Default, with their independent accountants and to verify under reasonable procedures the validity, amount, quality, quantity, value, condition and status of, or any other matter relating to, the Collateral, including, in the case of Accounts and other Rights to Payment or Collateral in the possession of any third person, by contacting Account Debtors or the third person possessing such Collateral for the purpose of making such a verification. Secured Party shall have the absolute right to share any information it gains from such inspection or verification with any Secured Party (it being understood that any such information shall be deemed to be “Information” subject to the provisions of Section 9.08 of the Credit Agreement).

10. Collection of Rights to Payment. Until Secured Party exercises its rights hereunder to collect Rights to Payment, each Debtor shall endeavor in the first instance diligently to collect all amounts due or to become due on or with respect to the Rights to Payment. At the request of Secured Party, upon the occurrence and during the continuation of any Event of Default, all remittances received by any Debtor shall be held in trust for Secured Party and, in accordance with Secured Party’s instructions, remitted to Secured Party or deposited to an account with Secured Party in the form received (appropriately endorsed or accompanied by necessary instruments of transfer).

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11. Rights of Secured Party.

(a) Power of Attorney. Each Debtor hereby appoints Secured Party the attorney-in-fact of such Debtor, effective upon the occurrence and during the continuance of an Event of Default, for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that Secured Party may deem necessary or advisable to accomplish the purposes hereof. Without limiting the generality of the foregoing, Secured Party shall have the right, upon the occurrence and during the continuance of an Event of Default, with full power of substitution either in Secured Party’s name or in the name of any Debtor, to:

(i) take possession of and endorse any notes, acceptances, checks, drafts, money orders or other forms of payment or security and collect any Proceeds of any Collateral;

(ii) sign and endorse any invoice or bill of lading relating to any of the Collateral, warehouse or storage receipts, drafts against customers or other obligors, assignments, notices of assignment, verifications and notices to customers or other obligors;

(iii) notify the United States Postal Service authorities to change the address for delivery of mail addressed to any Debtor to such address as Secured Party may designate and, without limiting the generality of the foregoing, establish with any Person lockbox or similar arrangements for the payment of the Rights to Payment;

(iv) receive, open and dispose of all mail addressed to any Debtor;

(v) send requests for verification of Rights to Payment to any Account Debtor;

(vi) notify, or to require any Debtor to notify, Account Debtors to make all payments directly to Secured Party;

(vii) assert, adjust, sue for, compromise or release any claims under any policies of insurance;

(viii) exercise dominion and control over, and refuse to permit further withdrawals from any Deposit Account, Securities Account or Commodities Account constituting part of the Collateral;

(ix) notify each Person maintaining lockbox or similar arrangements for the payment of the Rights to Payment to remit all amounts representing collections on the Rights to Payment directly to Secured Party;

(x) ask for, demand, collect, receive and give acquittances and receipts for any and all Rights to Payment, enforce payment or any other rights in respect of the Rights to Payment and other Collateral, grant consents, agree to any amendments, modifications or waivers of the agreements and documents governing the Rights to Payment and other Collateral, and otherwise file any claims, take any action or institute, defend, settle or adjust any actions, suits or proceedings with respect to the Collateral, as Secured Party may deem necessary or desirable to maintain, preserve and protect the Collateral, to collect the Collateral or to enforce the rights of Secured Party with respect to the Collateral;

(xi) execute any and all endorsements, assignments or other documents and instruments necessary to sell, lease, assign, convey or otherwise transfer title in or dispose of the Collateral; and

(xii) execute any and all such other documents and instruments, and do any and all acts and things for and on behalf of any Debtor, which Secured Party may deem necessary or advisable to maintain, protect, realize upon and preserve the Collateral and Secured Party’s security interest therein and to accomplish the purposes of this Agreement.

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The foregoing power of attorney is coupled with an interest and irrevocable so long as Secured Party shall have any Commitment under the Credit Agreement, any Specified Swap Contract shall be in effect or any of the Secured Obligations shall remain unpaid or unsatisfied. Each Debtor hereby ratifies, to the fullest extent permitted by applicable Laws, all that Secured Party shall lawfully and in good faith do or cause to be done by virtue of and in compliance with this subsection (a).

(b) Performance of Debtor Obligations. Secured Party may perform or pay any obligation which any Debtor has agreed to perform or pay under or in connection with this Agreement, and Debtors shall reimburse Secured Party on demand for any amounts paid by Secured Party pursuant to this subsection (b).

(c) Secured Party’s Duties. Notwithstanding any provision contained in this Agreement, Secured Party shall have no duty to exercise any of the rights, privileges or powers afforded to it and shall not be responsible to any Debtor or any other Person for any failure to do so or delay in doing so.

12. Events of Default. The occurrence of an event which under the Credit Agreement would constitute an Event of Default shall be an event of default hereunder (an “Event of Default”).

13. Remedies.

(a) General Remedies. Upon the occurrence and during the continuation of any Event of Default, Secured Party shall have, in addition to all other rights and remedies granted to it in this Agreement, the Credit Agreement or any other Loan Document, all rights and remedies of a secured party under the UCC and other applicable Laws. Without limiting the generality of the foregoing, each Debtor agrees that Secured Party may:

(i) require such Debtor to assemble all or any part of the Collateral and make it available to Secured Party at any place and time designated by Secured Party;

(ii) peaceably and without notice enter any premises of such Debtor, take possession of any of the Collateral, remove or dispose of all or part of the Collateral on any premises or elsewhere, and otherwise collect, receive, appropriate and realize upon all or any part of the Collateral, and demand, give receipt for, settle, renew, extend, exchange, compromise, adjust, or sue for all or any part of the Collateral, as Secured Party may determine;

(iii) secure the appointment of a receiver of the Collateral or any part thereof to the extent and in the manner provided by applicable Laws;

(iv) exercise dominion and control over, and refuse to permit further withdrawals (whether of money, securities, commodities, instruments, investment property or other property) from any Deposit Account, Securities Account or Commodities Account constituting part of the Collateral; and

(v) sell, resell, lease, use, assign, transfer or otherwise dispose of any or all of the Collateral in its then condition or following any commercially reasonable preparation or processing (utilizing in connection therewith any of such Debtor’s assets, without charge or liability to Secured Party therefor) at public or private sale or at any broker’s board or on any securities exchange, by one or more contracts, in one or more parcels, at the same or different times, for cash or credit, or for future delivery without assumption of any credit risk, all as Secured Party deems advisable; provided, however, that such Debtor shall be credited with the net proceeds of sale only when such proceeds are finally collected by Secured Party.

(b) Sale of Collateral. Each purchaser at any sale pursuant to this Agreement shall hold the property sold absolutely, free from any claim or right on the part of any Debtor, and each Debtor hereby waives, to the fullest extent permitted by applicable Laws, all rights of redemption, stay and appraisal which such Debtor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Neither Secured Party’s compliance with the UCC or any other applicable

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requirement of Law, in the conduct of any sale made pursuant to this Agreement, nor its disclaimer of any warranties relating to the Collateral, shall be considered to adversely affect the commercial reasonableness of such sale. Secured Party shall give Debtors 10 days’ written notice (which each Debtor agrees is reasonable notice within the meaning of Section 9-612 of the UCC) of Secured Party’s intention to make any sale of Collateral. Secured Party shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. Secured Party may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. To the fullest extent permitted by applicable Laws, Secured Party or any other Secured Party may bid for or purchase the Collateral or any part thereof offered for sale and may make payment on account thereof by using any claim then due and payable to Secured Party or such Secured Party from any Debtor as a credit against the purchase price and Secured Party or such Secured Party may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to any Debtor therefor. For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; Secured Party shall be free to carry out such sale pursuant to such agreement and no Debtor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after Secured Party shall have entered into such an agreement all Events of Default shall have been remedied and the Secured Obligations paid in full. To the fullest extent permitted by applicable Laws, any sale pursuant to the provisions of this subsection (b) shall be deemed to conform to the commercially reasonable standards as provided in the UCC.

(c) License. For the purpose of enabling Secured Party to exercise its rights and remedies under this Section or otherwise in connection with this Agreement, each Debtor hereby grants to Secured Party an irrevocable, non exclusive license (exercisable without payment of royalty or other compensation to any Debtor) to use, license or sub-license any of the Collateral now owned or hereafter acquired by any Debtor, and wherever the same may be located, and including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof. The use of such license by Secured Party shall be exercised, at the option of Secured Party, solely upon the occurrence and during the continuation of an Event of Default; provided that any license, sub-license or other transaction entered into by Secured Party in accordance herewith shall be binding upon such Debtor notwithstanding any subsequent cure of such Event of Default.

(d) Proceeds Account. To the extent that any of the Secured Obligations may be contingent, unmatured or unliquidated (including with respect to undrawn amounts under any Letter of Credit or contingent amounts due under any Specified Swap Contract) upon the occurrence and during the continuance of an Event of Default, Secured Party may, at its option, (i) retain the proceeds of any sale, collection, disposition or other realization upon the Collateral (or any portion thereof) in a special purpose non interest-bearing restricted deposit account (the “Proceeds Account”) created and maintained by Secured Party for such purpose (which shall constitute a Deposit Account included within the Collateral hereunder) until such time as Secured Party may elect to apply such proceeds to the Secured Obligations, and each Debtor agrees that such retention of such proceeds by Secured Party shall not be deemed strict foreclosure with respect thereto; (ii) in any manner elected by Secured Party, estimate the liquidated amount of any such contingent, unmatured or unliquidated claims and apply the proceeds of the Collateral against such amount; or (iii) otherwise proceed in any manner permitted by applicable Laws. Each Debtor agrees that the Proceeds Account shall be a blocked account and that upon the irrevocable deposit of funds into the Proceeds Account, no Debtor shall have any right of withdrawal with respect to such funds. Accordingly, each Debtor irrevocably waives until the termination of this Agreement and the Security Interest in accordance with Section 28 the right to make any withdrawal from the Proceeds Account and the right to instruct Secured Party to honor drafts against the Proceeds Account.

(e) Retention of Collateral. Secured Party may, after providing the notices required by Section 9-620(a) of the UCC or otherwise complying with any requirement of applicable Laws, accept or retain the Collateral or any part thereof in full or partial satisfaction of the Secured Obligations. Unless

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and until Secured Party shall have provided such notices, however, Secured Party shall not be deemed to have retained any Collateral in satisfaction of any Secured Obligations for any reason.

(f) Duty of Care. Except for the exercise of reasonable care in the custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, Secured Party shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral. Secured Party shall be deemed to have exercised reasonable care in the custody and preservation of Collateral in its possession if such Collateral is accorded treatment substantially equal to that which Secured Party accords its own property. Neither Secured Party nor any of its Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact shall be liable for failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of the Debtor or otherwise.

(g) Application of Proceeds. Subject to subsection (d) above, the cash proceeds actually received from the sale or other disposition or collection of the Collateral, and any other amounts received in respect of the Collateral the application of which is not otherwise provided for herein, shall be applied as provided in the Credit Agreement.

Secured Party shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement. Debtors shall remain liable to Secured Party for any deficiency which exists after any sale or other disposition or collection of the Collateral.

14. Certain Waivers. Each Debtor waives, to the fullest extent permitted by applicable Laws, (a) all rights, if any, of marshalling of the Collateral or other collateral or security for the Secured Obligations; (b) any right to require Secured Party (i) to proceed against any Person, (ii) to exhaust any other collateral or security for any of the Secured Obligations, (iii) to pursue any remedy in Secured Party’s power, or (iv) to make or give any presentments, demands for performance, notices of nonperformance, protests, notices of protests or notices of dishonor in connection with any of the Collateral; and (c) all claims, damages, and demands against Secured Party arising out of the repossession, retention, sale or application of the proceeds of any sale of the Collateral.

15. No Waiver; Cumulative Remedies. No failure by Secured Party to exercise, and no delay in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. No waiver of any single breach or default under this Agreement shall be deemed a waiver of any other breach or default. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges that may otherwise be available to Secured Party. Any single or partial exercise of any right or remedy shall not preclude the further exercise thereof or the exercise of any other right or remedy.

16. Costs and Expenses; Indemnification; Other Charges.

(a) Costs and Expenses. Debtors agree to pay upon demand to Secured Party the amount of any and all fees, costs or out-of-pocket expenses (including Attorney Costs) incurred by Secured Party in connection with (i) the administration of this Agreement (including the customary fees and charges of Secured Party or any of its Affiliates for any audits conducted by it or on its behalf with respect to the Collateral), (ii) the custody or preservation of, or the sale of, collection from or other realization upon any of the Collateral (including all expenses of taking, collecting, holding, sorting, handling, preparing for sale, selling, or the like, and other such expenses of sales and collections of Collateral), (iii) the exercise, enforcement or protection of any of the rights of Secured Party under this Agreement (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Secured Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law) or (iv) the failure of any Debtor to perform or observe any its obligations under this Agreement.

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(b) Indemnification. Debtors shall indemnify and hold harmless Secured Party and its Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with this Agreement or the transactions contemplated hereby or any action taken or omitted to be taken by it hereunder (the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. The agreements in this subsection (b) shall survive the termination of the Commitment of Lender and the repayment, satisfaction or discharge of all the Secured Obligations.

(c) Additional Secured Obligations. All amounts due under this Section shall be payable within 10 days of written demand therefor. If any amount payable by any Debtor under this Agreement is not paid when due, such amount shall (i) thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws and (ii) be additional Secured Obligations secured hereby and by the other Collateral Documents.

17. Successor and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns in accord with the provisions of the Credit Agreement.

18. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF OREGON, EXCEPT AS REQUIRED BY MANDATORY PROVISIONS OF LAW AND TO THE EXTENT THE VALIDITY OR PERFECTION OF THE SECURITY INTERESTS HEREUNDER, OR THE REMEDIES HEREUNDER, IN RESPECT OF ANY COLLATERAL ARE GOVERNED BY THE LAW OF A JURISDICTION OTHER THAN OREGON; PROVIDED THAT SECURED PARTY SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

19. Amendments, Etc. No amendment or waiver of any provision of this Agreement, and no consent to any departure by any Debtor therefrom, shall be effective unless in writing signed by Secured Party and each Debtor, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit under the Credit Agreement shall not be construed as a waiver of any Default under the Credit Agreement.

20. Additional Debtors. Pursuant to Section 6.13(a) of the Credit Agreement, each Person that becomes a Domestic Subsidiary of Borrower is required to enter into this Agreement as a Debtor. Upon the execution and delivery by such Subsidiary of an instrument in the form of Annex 1 hereto and acceptance thereof by Secured Party, such Subsidiary shall become a Debtor hereunder with the same force and effect as if originally named as a Debtor herein. The execution and delivery of any such instrument shall not require the consent of any other Debtor hereunder. The rights and obligations each Debtor hereunder shall remain in full force and effect notwithstanding the addition of any new Debtor as a party to this Agreement.

21. Joint and Several Liability. All obligations of Debtors hereunder are the joint and several obligation of each Debtor and each Debtor expressly disclaims any intent to execute this Agreement merely as an accommodation party or as a guarantor of any the other Debtor’s obligations hereunder. Notwithstanding anything in this Agreement to the contrary, the obligations of each Debtor hereunder shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code (Title 11, United States Code) or any comparable provisions of any applicable state law.

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22. Notices. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered, to the applicable address, facsimile number, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number (a) in the case of Secured Party and Borrower, specified for such Person in Section 9.02 of the Credit Agreement and (b) in the case of any Guarantor, specified in Section 20 of the Guaranty (or, in the case of any Guarantor becoming a party thereto pursuant to Section 19 thereof, the address set forth in the Supplement thereto executed and delivered by such Guarantor). All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, upon delivery; (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; and (C) if delivered by facsimile, when sent and the sender has received electronic confirmation of error free receipt. Subject to applicable laws, any notice given to any Debtor shall be deemed to be notice given to each Debtor. In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.

23. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

24. Integration. This Agreement, together with the other Loan Documents, comprises the complete, final and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter.

25. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

26. No Inconsistent Requirements. Each Debtor acknowledges that this Agreement and the other Loan Documents may contain covenants and other terms and provisions variously stated regarding the same or similar matters, and agrees that all such covenants, terms and provisions are cumulative and all shall be performed and satisfied in accordance with their respective terms.

27. Amendment and Restatement. This Agreement shall become effective on the Closing Date (as defined in the Credit Agreement) and shall supersede all provisions of each of the Existing Security Agreements as of such date. From and after the Closing Date all references made to any of the Existing Security Agreements in any Loan Document or in any other instrument or document shall, without more, be deemed to refer to this Agreement.

28. Termination. This Agreement and the Security Interest shall terminate when all of the Secured Obligations shall have been finally and indefeasibly paid in full (other than contingent indemnification obligations), the Commitment of the Secured Party has been terminated, all Letters of Credit issued or deemed issued pursuant to the Credit Agreement have expired or been terminated and all Specified Swap Contracts have been terminated; provided, however, that the obligations of Debtors under Section 16 shall survive such termination.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, Borrower and each Guarantor have executed this Agreement by its duly authorized officer as of the day and year first above written.

PLANAR SYSTEMS, INC., an Oregon corporation

By:
Name:
Title:

PLANAR CHINA, LLC, an Oregon limited liability company

By:
Name:
Title:

CLARITY, A DIVISION OF PLANAR SYSTEMS, INC., an Oregon corporation

By:
Name:
Title:

RUNCO INTERNATIONAL, LLC, an Oregon limited liability company, formerly known as Runco International Inc.

By:
Name:
Title:

PLANAR TAIWAN, LLC, an Oregon limited liability company

By:
Name:
Title:

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Acknowledged and Agreed:

BANK OF AMERICA, N.A., a national banking association

By:
Name:
Title:

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SCHEDULE 1

LOCATION OF CHIEF EXECUTIVE OFFICE,

LEGAL NAME AND TRADE NAMES

Part (a).	Location of chief executive office.

Planar Systems, Inc.

1195 NW Compton Drive Beaverton, OR 97006-1992

Planar China LLC

1195 NW Compton Drive, Beaverton, OR 97006-1992

Clarity, A Division Of Planar Systems, Inc.

1195 NW Compton Drive, Beaverton, OR 97006-1992

Runco International, LLC

1195 NW Compton Drive, Beaverton, OR 97006-1992

Planar Taiwan LLC

1195 NW Compton Drive, Beaverton, OR 97006-1992

Part (b).	Legal name, state of formation and organization number.

Planar Systems, Inc.

Planar Systems, Inc; Oregon; 136932-88

Planar China LLC

Planar China LLC.; Oregon; 183769-96

Clarity, A Division Of Planar Systems, Inc.

Clarity, a Division of Planar Systems, Inc.; Oregon; 369613-99

Runco International, LLC

Runco International, LLC; Oregon; 433460-97

Planar Taiwan LLC

Planar Taiwan LLC.; Oregon; 183768-97

Part (c).	Trade names.

Planar Systems, Inc.

Planar Systems, Inc. sometimes uses the name DOME for some digital imaging product lines it sells.

Planar China LLC

None.

Clarity, A Division Of Planar Systems, Inc.

None.

Runco International, LLC

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Runco; Vidikron

Planar Taiwan LLC

None.

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SCHEDULE 2

LOCATION OF COLLATERAL

Planar Facilities:

1195 NW Compton Drive Beaverton, OR 97006-1992	Via G. Pacchioni, 21 00163 Roma Italia

1050 NW Compton Drive Beaverton, OR 97006-1992	Olarinluoma 9 02200 Espoo Finland

7210 NW Evergreen Parkway Hillsboro, OR 97124	460 Xin Yi Road, Section 4, 13th Floor Taipei 110 Taiwan

Synelec, Zone Industrielle St Sernin sur Rance France	Eton Plaza, 20/F, East Tower 555 Pudong Ave. Shanghai, 200120 PRC

ZI St Antonine 4 rue Jean Le Rond d’Alembert 81000 Albi France

Inventory in Other Locations:

CEI 2 Ang Mo Kio Avenue 12 Singapore 569707	Mondial Logistics Vredeweg 46 1505 HH Zaandam The Netherlands

Flextronics Tech Malaysia SDN NO 8688 Lot 19 and 20 Kawasan MIEL Batu Beredan FTZ Phase 3 Melaka MY 75350	LG Electronics 642 Jingpyoung-dong Gumi-City, Gyung Buk, 730-727 South Korea

Expeditors International 2508 North Marine Drive Portland, OR 97217	S&H Engineering, Inc. 248 Mill Road Chelmsford, MA 01824

Expeditors International 906 Commerce Circle Hanahan, SC 29406 USA

All of the inventory listed above is insured.

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ANNEX 1

SUPPLEMENT

SUPPLEMENT NO.          dated as of                     , to the Amended and Restated Security Agreement dated as of dated as of December 1, 2009 (the “Security Agreement”) made among Planar Systems, Inc., an Oregon corporation (the “Borrower”), Planar China, LLC, an Oregon limited liability company (“Planar China”), Clarity, A Division Of Planar Systems, Inc., an Oregon corporation (“Clarity”), Runco International, LLC, an Oregon limited liability company, formerly known as Runco International Inc. (“Runco”), Planar Taiwan, LLC, an Oregon limited liability company (“Planar Taiwan and together with Borrower, Planar China, Clarity, Runco and any additional debtors becoming a party hereto as provided in Section 20 thereof and their respective successors, collectively, the “Debtors” and individually, a “Debtor”), in favor of Bank of America, N.A., a national banking association (the “Secured Party”).

RECITALS

A. Borrower is a party to that certain Amended and Restated Credit Agreement dated as of December 1, 2009 by and between Borrower and Secured Party (as amended, restated, modified, renewed, supplemented or extended from time to time, the “Credit Agreement”).

B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement.

C. Debtors have entered into the Security Agreement in order to induce Secured Party to make Credit Extensions under the Credit Agreement, and pursuant to Section 6.13(a) of the Credit Agreement, each Person that becomes a Domestic Subsidiary of Borrower is required to enter into the Security Agreement as a Debtor.

E. The undersigned Subsidiary (“New Debtor”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Debtor under the Security Agreement in consideration for Secured Party to make Credit Extensions under the Credit Agreement.

Accordingly, the New Debtor agrees as follows:

1. In accordance with Section 20 of the Security Agreement, the New Debtor by its signature below becomes a Debtor under the Security Agreement with the same force and effect as if originally named therein as a Debtor and the New Debtor hereby (a) agrees to all the terms and provisions of the Security Agreement applicable to it as a Debtor thereunder and (b) represents and warrants that the representations and warranties made by it as a Debtor thereunder are true and correct on and as of the date hereof. In furtherance of the foregoing, the New Debtor, as security for the payment and performance in full of the Secured Obligations (as defined in the Security Agreement), does hereby create and grant to Secured Party, its successors and assigns, a security interest in and lien on all of New Debtor’s right, title and interest in and to the Collateral (as defined in the Security Agreement) of New Debtor. Each reference to a “Debtor” in the Security Agreement shall be deemed to include the New Debtor. The Security Agreement is hereby incorporated herein by reference.

2. New Debtor represents and warrants to Secured Party that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

3. This Supplement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Supplement shall become effective when Secured Party shall have received counterparts of this Supplement that, when taken together, bear the signatures of New Debtor and Secured Party. Delivery of an executed signature page to this Supplement sent by telecopier shall, subject to applicable Law, be as effective as delivery of a manually-signed original thereof.

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4. New Debtor represents and warrants to Secured Party that: (a) New Debtor’s chief executive office and chief place of business are (and for the prior four months has been) located at the locations set forth in Part (a) of Schedule 1 hereto; (b) New Debtor’s exact corporate or organizational name, the jurisdiction of its incorporation or organization (and for the prior four months has been its location) and the identification number given by its jurisdiction of incorporation or organization is set forth in Part (b) of Schedule 1 hereto; and (c) New Debtor has not been party to a merger, consolidation or other change in structure or used any trade name not disclosed in Part (c) of Schedule 1 hereto.

5. New Debtor represents and warrants to Secured Party that the location of all tangible Collateral owned by New Debtor is currently as shown in Schedule 2 hereto.

6. New Debtor represents and warrants to Secured Party that the names and addresses of all financial institutions at which New Debtor maintains its Deposit Accounts, and the account numbers and account names of such Deposit Accounts, are set forth in Schedule 3 hereto.

7. New Debtor represents and warrants to Secured Party that Schedule 4 hereto includes all registered Patents and Trademarks, and all applications for Patents and Trademarks, owned by or licensed by or to New Debtor as of the date hereof.

8. Except as expressly supplemented hereby, the Security Agreement shall remain in full force and effect.

9. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF OREGON APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

10. The unenforceability or invalidity of any provision of this Supplement shall not affect the enforceability or validity of any other provision herein.

11. All communications and notices hereunder shall be in writing and given as provided in Section 22 of the Security Agreement. All communications and notices hereunder to the New Debtor shall be given to it at the address set forth under its signature below.

12. New Debtor agrees to reimburse Secured Party for its out-of-pocket expenses (including Attorney Costs of Secured Party) incurred in connection with this Supplement.

IN WITNESS WHEREOF, the New Debtor has executed this Supplement by its duly authorized officer as of the day and year first above written.

[NEW DEBTOR]

By:
Name:
Title:

Accepted:

BANK OF AMERICA, N.A., a national banking association

By:
Name:
Title:

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SCHEDULE 1

LOCATION OF CHIEF EXECUTIVE OFFICE,

LEGAL NAME AND TRADE NAMES

Part (a).	Location of chief executive office.

Part (b).	Legal name, state of formation and organization number.

Part (c).	Trade names.

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SCHEDULE 2

LOCATION OF COLLATERAL

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SCHEDULE 3

DEPOSIT ACCOUNTS

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SCHEDULE 4

PATENTS, TRADEMARKS AND LICENSES

PATENTS –

TRADEMARKS –

LICENSES –

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EXHIBIT E

FORM OF AMENDED AND RESTATED PLEDGE AGREEMENT

This AMENDED AND RESTATED PLEDGE AGREEMENT (“Agreement”), entered into as of December 1, 2009, by PLANAR SYSTEMS, INC., an Oregon corporation (the “Pledgor”), in favor of BANK OF AMERICA, N.A., a national banking association (the “Pledgee”).

RECITALS

A. Pledgor, Pledgee and Bank of America, N.A., a national banking association, as administrative agent for Pledgee (in such capacity, the “Agent”), are parties to that certain Credit Agreement dated as of December 16, 2003 (as amended, restated, supplemented or otherwise modified, together with all exhibits and schedules attached thereto from time to time, the “Existing Credit Agreement”), pursuant to which Pledgee has made, or committed to make, revolving loans to Pledgor and Agent has issued, or committed to issue, letters of credit for the account of Pledgor.

B. In connection with the Existing Credit Agreement, Pledgor entered into that certain Pledge Agreement dated as of December 16, 2003 (as amended, restated, supplemented or otherwise modified, the “Existing Pledge Agreement”), pursuant to which Pledgor granted to Agent for the benefit of Pledgee and Agent a security interest in the property described therein to secure, among other things, the indebtedness, liabilities and obligations of Pledgor owing to Pledgee and Agent arising under the Existing Credit Agreement.

C. Agent and Pledgee are parties to that certain Assignment Agreement dated as of December 1, 2009 (the “Assignment Agreement”) pursuant to which, among other things, Agent assigned to Pledgee all of its right, title and interest under the Existing Pledge Agreement.

D. Pledgor and Pledgee are parties to that certain Amended and Restated Credit Agreement dated as of December 1, 2009 (the “Credit Agreement”), which Credit Agreement amended, restated and replaced the Existing Credit Agreement in its entirety and pursuant to which, among other things, Pledgee agreed to continue loans made to Pledgor under the Existing Credit Agreement and to make additional loans to Pledgor.

E. It is a condition precedent to Pledgee’s obligation to make its initial Credit Extension under the Credit Agreement that each Debtor enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and in order to induce Pledgee to make Credit Extensions under the Credit Agreement, the parties hereto hereby agree to amend and restate the Existing Pledge Agreement as follows:

AGREEMENT

1. Continuance of Security Interests. This Agreement is intended to amend and restate the Existing Pledge Agreement in its entirety and to continue the security interests granted thereunder and continued hereby.

2. Definitions; Interpretation.

(a) Terms Defined in Credit Agreement. All capitalized terms used in this Agreement and not otherwise defined herein have the meanings specified in the Credit Agreement.

(b) Certain Defined Terms. As used in this Agreement, the following terms have the following meanings:

“Book-Entry Shares” means any Pledged Shares evidenced or represented by a book-entry on the books of a Clearing Corporation.

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“Capital Stock” means (i) in the case of a corporation, capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) in the case of a limited liability company, membership interests and (v) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Clearing Corporation” means a “clearing corporation”, as defined in Section 78.1020(e) of the Oregon Revised Statutes, at which Pledgee and Pledgor each maintains a securities account.

“Commission” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Credit Agreement” has the meaning set forth in the preamble hereto.

“Domestic Subsidiary” means any Subsidiary that is organized and existing under the laws of the United States or any state or commonwealth thereof or under the laws of the District of Columbia.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Indemnified Liabilities” has the meaning specified in Section 15(b).

“Indemnified Person” has the meaning specified in Section 15(b).

“Pledged Collateral” has the meaning specified in Section 3.

“Pledged Capital Stock” means all of the Capital Stock referred to in Sections 3(a) and (b).

“Pledged Domestic Subsidiary” has the meaning specified in Section 3(a).

“Pledged Foreign Subsidiary” has the meaning specified in Section 3(a).

“Pledged Subsidiary” means any Pledged Domestic Subsidiary or any Pledged Foreign Subsidiary.

“Secured Obligations” means, collectively (a) all advances to, and debts, liabilities, obligations, covenants and duties of, Pledgor owing to Pledgee arising under the Credit Agreement, the Collateral Documents and each other Loan Document to which Pledgor is a party or otherwise with respect to any Loan or Letter of Credit; (b) all debts, liabilities, obligations, covenants and duties of, Pledgor or any of its Subsidiaries owing to Pledgee or any Affiliate of Pledgee and arising under any Specified Swap Contracts, including liabilities and obligations arising in connection with or as a result of early termination of any such Specified Swap Contract; (c) all debts, liabilities, obligations, covenants and duties of, Pledgor or any of its Subsidiaries owing to Pledgee or any Affiliate of Pledgee and arising out of Pledgee or Affiliate of Pledgee providing treasury management services to, for the benefit of or otherwise in respect of Pledgor or any of its Subsidiaries, including, without limitation, intraday credit, Automated Clearing House (ACH) services, foreign exchange services, overdrafts and zero balance arrangements, and any instruments, agreements or other documents executed in connection therewith; and (d) all debts, liabilities, obligations, covenants and duties of Pledgor arising under this Agreement, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Act” has the meaning specified in Section 12(d).

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“Specified Swap Contract” shall mean any Swap Contract that (i) is made or entered into at any time, or in effect at any time, whether directly or indirectly, and whether as a result of assignment or transfer or otherwise, between Lender or any Affiliate of Lender and Pledgor or any Subsidiary of Borrower and (ii) is permitted by Section 7.03(d) of the Credit Agreement.

“UCC” means the Uniform Commercial Code as the same may, from time to time, be in effect in the State of Oregon; provided, however, in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of Oregon, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

(c) Terms Defined in UCC. Terms used in this Agreement that are defined in the UCC and not otherwise defined herein have the meanings given to them in the UCC.

(d) Interpretation. The rules of construction and interpretation specified in Sections 1.02 and 1.05 of the Credit Agreement also apply to this Agreement and are incorporated herein by this reference.

3. Pledge. As security for the payment or performance, as the case may be, in full of the Secured Obligations, Pledgor hereby pledges, assigns, transfers, hypothecates and sets over to Pledgee, its successors and assigns, and grants to Pledgee, its successors and assigns, a security interest in all of Pledgor’s right, title and interest in, to and under the following, whether now existing or owned or hereafter acquired or arising (collectively, the “Pledged Collateral”):

(a) Pledged Capital Stock. (i) All of the Capital Stock of each Domestic Subsidiary set forth in Part (a) of Schedule 1 hereto (each, a “Pledged Domestic Subsidiary”) owned by Pledgor, including any such Capital Stock that are Book-Entry Shares, and (ii) all of the Capital Stock of each Foreign Subsidiary set forth in Part (b) of Schedule 1 hereto (each, a “Pledged Foreign Subsidiary”) owned by Pledgor, including any such Capital Stock that are Book-Entry Shares; provided that such Capital Stock shall not include more than 65% of all of the voting Capital Stock (within the meaning of Treas. Reg. Section 1.956 2(c)(2)) of any Foreign Subsidiary;

(b) Additional Capital Stock. (i) All of the Capital Stock of any Pledged Domestic Subsidiary and, subject to the percentage restrictions described in subsection (a) above, all of the Capital Stock of any Pledged Foreign Subsidiary hereafter acquired, received or owned by Pledgor (whether in connection with any recapitalization, reclassification or reorganization of the capital of a Pledged Subsidiary or otherwise); and (ii) subject to the percentage restrictions described in subsection (a) above, all of the Capital Stock hereafter acquired, received or owned by Pledgor of any Person who, after the date hereof, becomes, as a result of any occurrence, a Pledged Subsidiary, including any such Capital Stock that are Book-Entry Shares;

(c) Limited Liability Company Interests. (i) All right, title and interest of Pledgor as a member of, and as an individually named party entitled to specifically enumerated rights in each Pledged Domestic Subsidiary that is a limited liability company (whether now existing or owned or hereafter acquired, received or owned by Pledgor, each, a “Pledged Domestic LLC”), including all right, title and interest of Pledgor in, to and under the Pledged Domestic LLC’s Organization Documents, including the Organization Documents set forth in Part (c) of Schedule 1 hereto, regardless of whether such right, title and interest arises under such Organization Documents, and regardless of whether any such rights arise from Pledgor’s status as a member, individually named right holder, or otherwise, including: (i) all rights of Pledgor to receive distributions of any kind, in cash or otherwise, due or to become due under or pursuant to such Pledged Domestic LLC’s Organization Documents or otherwise in respect of such Pledged Domestic LLC; (ii) all rights of Pledgor to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to such Pledged Domestic LLC; (iii) all claims of Pledgor for damages arising out of, or for the breach of, or for a default under, such Pledged Domestic LLC’s Organization Documents; and (iv) any “certificate of interest” or “certificates of interest” or other certificates or instruments however

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designated or titled issued by such Pledged Domestic LLC and evidencing Pledgor’s interest as a member in such Pledged Domestic LLC and any interest of Pledgor in the entries on the books of any securities intermediary pertaining to Pledgor’s interest as a member in such Pledged Domestic LLC and any uncertificated securities issued by such Pledged Domestic LLC and any security entitlement with respect to any of the foregoing;

(d) Additional Interests, Etc. (i) All certificates, instruments or other writings representing or evidencing the Pledged Capital Stock (other than any Book-Entry Shares or any other Pledged Capital Stock that constitute part of a fungible bulk of securities in the possession of a Clearing Corporation); (ii) all warrants, options and other rights entitling Pledgor to acquire any interest in any Pledged Capital Stock, subject to the percentage restrictions described in subsection (a) above; and (iii) all dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed or distributable in respect of or in exchange for any or all of the Pledged Capital Stock; and

(e) Proceeds. All cash and non-cash Proceeds of the foregoing, however and whenever acquired and in whatever form.

4. Delivery or Transfer of Pledged Collateral.

(a) Delivery of Certificates. Pledgor shall deliver to Pledgee (i) simultaneously with or prior to the execution and delivery of this Agreement, all certificates, instruments or other writings representing or evidencing Pledged Capital Stock (other than certificated securities that constitute part of a fungible bulk of securities in the possession of a Clearing Corporation) and (ii) promptly upon the receipt thereof by or on behalf of Pledgor, all other certificates, instruments or other writings representing or evidencing Pledged Capital Stock together with a duly executed instrument in the form of Annex 1 hereto (a “Supplement”) identifying such additional Pledged Capital Stock; provided that the failure to deliver any such Supplement shall not affect the validity of such pledge of such Pledged Capital Stock. Prior to delivery to Pledgee, all such certificates and instruments constituting Pledged Collateral shall be held in trust by Pledgor for the benefit of Pledgee pursuant hereto. All such certificates shall be delivered in suitable form for transfer by delivery or shall be accompanied by duly executed instruments of transfer or assignment satisfactory to Pledgee. Pledgor hereby authorizes Pledgee to attach each Supplement to this Agreement and agrees that all Capital Stock listed thereon shall for all purposes hereunder constitute Pledged Collateral. In the event that any Pledged Capital Stock are Book-Entry Shares which are registered in the name of a Clearing Corporation, immediately upon obtaining any such Pledged Capital Stock, Pledgor shall cause such Clearing Corporation to make appropriate entries on its books reducing the account of Pledgor and increasing the account of Pledgee by the number of such shares pledged or purported to be pledged hereunder. In the event that any Pledged Capital Stock are certificated securities that constitute part of a fungible bulk of securities in the custody of a Clearing Corporation and are registered in such Clearing Corporation’s name, immediately upon obtaining any such Pledged Capital Stock, Pledgor shall cause such Clearing Corporation to make appropriate entries on its books reducing the account of Pledgor and increasing the account of Pledgee by the number of such shares pledged or purported to be pledged hereunder.

(b) Additional Pledged Collateral. Subject to the percentage restrictions described in Section 3(a) above, if Pledgor shall receive by virtue of its being or having been the owner of any Pledged Collateral, any (i) certificate, including any certificate representing a dividend or distribution in connection with any increase or reduction of capital, reclassification, merger, consolidation, sale of assets, combination of shares or membership or equity interests, stock splits, spin-off or split-off, promissory notes or other instrument; (ii) warrant, option or other right, whether as an addition to, substitution for, or an exchange for, any Pledged Collateral or otherwise; (iii) dividends payable in securities; or (iv) distributions of securities or other equity interests in connection with a partial or total liquidation, dissolution or reduction of capital, capital surplus or paid in surplus, then Pledgor shall forthwith deliver all of the foregoing to Pledgee to hold as Pledged Collateral and shall, if received by Pledgor, be received in trust for the benefit of Pledgee, be segregated from the other property or funds of Pledgor, and be forthwith delivered to Pledgee as Pledged Collateral in the same form as so received, together with duly

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executed instruments of transfer or assignment satisfactory to Pledgee, as further collateral security for the Secured Obligations.

(c) Financing Statements. Pledgor hereby irrevocably authorizes Pledgee at any time and from time to time to file in any relevant jurisdiction any initial financing statements and amendments thereto that contain the information required by Article 9 of the UCC of each applicable jurisdiction for the filing of any financing statement or amendment in order to perfect and protect the security interest of Pledgee in the Pledged Collateral.

(d) Registration. Pledgee shall have the right, at any time in its discretion and without notice to Pledgor, to transfer to or to register in its name or the name of any of its nominees any or all of the Pledged Capital Stock, subject only to the provisions of Section 8(a). In addition, Pledgee shall have the right at any time to exchange certificates, instruments or other writings representing or evidencing Pledged Capital Stock for certificates, instruments or other writings of smaller or larger denominations. As soon as practicable after the purchase or receipt by Pledgor of any Book-Entry Shares, Pledgor shall cause the issuer thereof to issue stock certificates with respect to such shares and shall, immediately upon receipt thereof, deliver such certificates to Pledgee in accordance with this Section.

(e) Continuing Security Interest. Pledgor acknowledges and agrees that the security interest of Pledgee in the Pledged Collateral constitutes continuing collateral security for all of the Secured Obligations, whether now existing hereafter arising, which shall remain in effect until terminated in accordance with Section 25.

5. Representations and Warranties. In addition to the representations and warranties of Pledgor set forth in the Loan Documents to which it is a party, which are incorporated herein by this reference, Pledgor represents and warrants to Pledgee that:

(a) Ownership and Authority. Pledgor is the sole legal and beneficial owner of the Pledged Collateral and has the right, power and authority to pledge, assign, transfer, hypothecate and set over to Pledgee and grant to Pledgee a security interest in such Pledged Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement.

(b) Authorization of Pledged Capital Stock. All of the Pledged Capital Stock is duly authorized and validly issued, is fully paid and nonassessable and is not subject to the preemptive first-refusal or other similar rights of any Person. All Capital Stock hereafter constituting Pledged Collateral will be duly authorized and validly issued, fully paid and nonassessable and not subject to the preemptive first-refusal or other similar rights of any Person.

(c) Validity of Security Interest. This Agreement creates a valid security interest in favor of Pledgee, its successors and assigns, in all of the Pledged Collateral. Upon the taking possession by Pledgee of the certificates (if any) representing the Pledged Capital Stock and all other certificates and instruments constituting Pledged Collateral, Pledgee will have a first priority perfected security interest in all certificated Pledged Capital Stock and such certificates and instruments. Upon the filing of UCC financing statements in the appropriate filing office in the jurisdiction of the incorporation or organization of Pledgor, Pledgee shall have a first priority perfected security interest in all uncertificated Pledged Capital Stock consisting of partnership or limited liability company interests that do not constitute a “security” pursuant to Section 8-103(c) of the UCC. Except as set forth in this subsection (c), no action is necessary to perfect or otherwise protect such security interest.

(d) Absence of Liens and Claims. Except for the security interest of Pledgee created hereby, the Pledged Collateral is free and clear of any Liens. There exists no “adverse claim” within the meaning of Section 8-102 of the UCC with respect to any of the Pledged Capital Stock.

(e) No Transfer Restrictions. Except for restrictions imposed by the Loan Documents, the Pledged Collateral is free of contractual restrictions that might prohibit, impair, delay or otherwise affect the pledge of any Pledged Collateral hereunder or the sale or disposition thereof pursuant hereto.

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(f) No Other Capital Stock. Except as set forth in Schedule 1 hereto, Pledgor owns no Capital Stock of any Pledged Subsidiary. The Pledged Capital Stock represents that percentage as set forth on Schedule 1 hereto of all of the Capital Stock of each Pledged Subsidiary and sets forth all Capital Stock required to be pledged under this Agreement.

(g) Delivery of Capital Stock. Pledgor has delivered or otherwise caused the transfer to Pledgee, pursuant to Sections 4(a) or (b), as applicable, of all certificates, instruments or other writings representing, evidencing or constituting Pledged Collateral. The Pledged Collateral is not and shall not be represented or evidenced by any certificates, instruments or other writings other than those delivered hereunder.

(h) Pledged Capital Stock. All Pledged Capital Stock consists of (i) certificated securities represented or evidenced by certificates, instruments or other writings, the originals of which are in the possession of Pledgor (prior to delivery to Pledgee hereunder), (ii) certificated securities that constitute part of a fungible bulk of securities in the custody of a Clearing Corporation and registered in such Clearing Corporation’s name, (iii) uncertificated securities that are Book-Entry Shares registered in the name of a Clearing Corporation, or (iv) uncertificated membership interests in limited liability companies.

(i) Margin Regulations. The pledge of the Pledged Capital Stock pursuant to this Agreement does not violate the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. None of the Pledged Capital Stock constitutes “margin stock” within the meaning of such term under Regulation U.

(j) Partnership and Limited Liability Company Interests. None of the Pledged Capital Stock consisting of partnership or limited liability company interests (i) is dealt in or traded on a securities exchange or in a securities market, (ii) by its terms expressly provides that it is a security governed by Article 8 of the UCC, (iii) is an investment company security, (iv) is held in a securities account or (v) constitutes a security or a financial asset.

(k) Consents. No consent or authorization of, filing with, or other act by or in respect of, any arbitrator or Governmental Authority and no consent of any other Person (including any stockholder, member or creditor of Pledgor), is required (i) for the pledge made by Pledgor or for the granting of the security interest by Pledgor pursuant to this Agreement or for the execution, delivery or performance of this Agreement by Pledgor or (ii) or the exercise by Pledgee of the rights and remedies provided for in this Agreement, except as may be required by Laws affecting the offering and sale of securities.

The foregoing representations and warranties shall survive the execution and delivery of this Agreement and shall be deemed restated automatically at each such time as any additional Pledged Collateral is delivered hereunder to Pledgee.

6. Covenants. In addition to the covenants of Pledgor set forth in the Loan Documents to which it is a party, which are incorporated herein by this reference, so long as the Commitment shall be in effect under the Credit Agreement, any Specified Swap Contract shall be in effect or any of the Secured Obligations shall remain unpaid or unsatisfied, Pledgor shall:

(a) Defense of Pledged Collateral. At its own cost and expense, take any and all actions necessary to defend title to the Pledged Collateral against all Persons and to defend the security interest of Pledgee in the Pledged Collateral and the priority thereof against any Lien.

(b) Disposition of Pledged Collateral. Not make or permit to be made any sale, transfer or other disposition of any of the Pledged Collateral or grant any option, warrant or other right or interest with respect to, any of the Pledged Collateral.

(c) Change of Name, Identity or Structure. Promptly notify Pledgee in writing of any change: (i) in its corporate or organization name; (ii) in the location of its chief executive office, its principal place of business, any office in which it maintains books or records relating to the Pledged Collateral; (iii) in its

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identity, type of organization, corporate structure or jurisdiction of incorporation or organization; or (iv) in its Federal Taxpayer Identification Number or other identification number given by its jurisdiction of incorporation or organization, and not to effect or permit any change referred to in clauses (i) through (iv) unless all filings have been made under the UCC or otherwise that are required in order for Pledgee to continue at all times following such change to have a valid, legal and perfected first priority security interest in all the Pledged Collateral.

(d) No Liens. Not make or permit to be made an assignment, pledge or hypothecation of any of the Pledged Collateral or create or permit to exist any Lien upon or with respect to any of the Pledged Collateral other than the security interest of Pledgee created hereby.

(e) Shareholder Agreements. Not enter into any shareholder agreement, voting agreement, voting trust, irrevocable proxies or any other similar agreement or instrument with respect to any Pledged Collateral.

(f) Additional Capital Stock. Immediately upon its acquisition, receipt or ownership, directly or indirectly, of any Pledged Capital Stock hereafter, pledge such Capital Stock pursuant to Section 3(b) and deliver or otherwise cause the transfer of all certificates, instruments or other writings representing, or evidencing such Pledged Capital Stock to Pledgee pursuant to Sections 4(a) or (b), as applicable.

(g) Compliance with Securities Laws. File all reports and other information now or hereafter required to be filed by Pledgor with the SEC and any other state, federal or foreign agency in connection with Pledgor’s ownership of the Pledged Collateral.

(h) Partnership and Limited Liability Company Interests. Not take any action or permit any action to be taken that would cause any membership interest in a limited liability company or partnership interest constituting Pledged Collateral to become a “security” as defined in Article 8 of the UCC, unless such membership interest or partnership interest has been certificated and pledged to Pledgee pursuant to this Agreement.

(i) Taxes. Pay promptly when due all taxes and other governmental charges, all Liens and all other charges now or hereafter imposed upon, relating to or affecting any of the Pledged Collateral.

(j) Delivery of Notices. Promptly deliver to Pledgee all reports and notices received by Pledgor in its capacity as shareholder or member in respect of any Pledged Collateral.

7. Further Assurances. Pledgor agrees, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and take all such actions as Pledgee may from time to time request to better assure, preserve, protect and perfect the Lien of Pledgee in the Pledged Collateral and the rights and remedies of Pledgee hereunder, including the payment of any fees and taxes required in connection with the execution and delivery of this Agreement, the granting of the security interest hereunder and the filing of any financing statements or other documents in connection herewith or therewith. Without limiting the generality of the foregoing, Pledgor further agrees that it shall, concurrently with the execution of this Agreement and at any time and from time to time thereafter (a) procure, execute and deliver to Pledgee all stock powers, endorsements, financing statements, assignments and other instruments of transfer requested by Pledgee and (b) deliver to Pledgee immediately upon receipt the originals of all Pledged Capital Stock and all certificates, instruments or other writings representing, evidencing or constituting Pledged Collateral, and (c) cause the Lien of Pledgee to be recorded or registered in the books of any Clearing Corporation requested by Pledgee.

8. Voting Rights; Dividends.

(a) Prior to Occurrence of Default. So long as no Event of Default shall exist or result therefrom (and, in the case of subparagraph (i) below, so long as written notice has not been given by Pledgee to Pledgor):

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(i) Voting Rights. Pledgor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Pledged Capital Stock or any part thereof for any purpose not inconsistent with the terms of this Agreement or the Credit Agreement; provided, however, that Pledgor shall not exercise or shall refrain from exercising any such right if, in the judgment of Pledgee, such action would have a material adverse effect on the value of the Pledged Collateral or any part thereof or the interest of Pledgee therein, and, provided, further, that Pledgor shall give Pledgee at least five Business Days’ prior written notice of the manner in which it intends to exercise, or the reasons for refraining from exercising, any such right.

(ii) Dividends. Pledgor shall be entitled to receive and retain any and all dividends or distributions paid in respect of the Pledged Capital Stock, in compliance with the terms of the Credit Agreement, except the following: (A) dividends paid or payable other than in cash in respect of, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for, any Pledged Capital Stock; (B) dividends and other distributions paid or payable in cash in respect of any Pledged Capital Stock in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid-in-surplus; and (C) cash paid, payable or otherwise distributed in redemption of, or in exchange for, any Pledged Capital Stock; all of which shall be forthwith delivered to Pledgee to hold as, Pledged Collateral and shall, if received by Pledgor, be received in trust for the benefit of Pledgee, be segregated from the other property or funds of Pledgor, and be forthwith paid over or otherwise delivered to Pledgee as Pledged Collateral in the same form as so received, together with duly executed instruments of transfer or assignment satisfactory to Pledgee, as further collateral security for the Secured Obligations.

(iii) Proxies, Etc. Pledgee shall execute and deliver (or cause to be executed and delivered) to Pledgor all such proxies and other instruments as Pledgor may request for the purpose of enabling Pledgor to exercise the voting and other rights which it is entitled to exercise pursuant to subparagraph (i) above and to receive the dividends or distributions which it is authorized to receive and retain pursuant to subparagraph (ii) above.

(b) Upon the Occurrence of a Default. Upon the occurrence and during the continuance of an Event of Default:

(i) Voting Rights. All rights of Pledgor to exercise the voting and other consensual rights which it would otherwise be entitled to exercise pursuant to Section 8(a)(i) above shall cease upon written notice thereof from Pledgee, and all such rights shall thereupon become vested in Pledgee who shall thereupon have the sole right to exercise such voting and other consensual rights.

(ii) Dividends. All rights of Pledgor to receive the dividends or distributions which it would otherwise be authorized to receive and retain pursuant to Section 8(a)(ii) above shall cease, and all such rights shall thereupon become vested in Pledgee who shall thereupon have the sole right to receive and hold as Pledged Collateral such dividends. All dividends or distributions which are received by Pledgor contrary to the provisions of this subparagraph (ii) shall be received in trust for the benefit of Pledgee, shall be segregated from other funds of Pledgor and shall be forthwith paid over or otherwise delivered to Pledgee as Pledged Collateral in the same form as so received, together with duly executed instruments of transfer or assignment satisfactory to Pledgee, as further collateral security for the Secured Obligations.

(iii) Proxies, Etc. In order to permit Pledgee to exercise the voting and other rights which it may be entitled to exercise pursuant to subparagraph (i) above, and to receive all dividends and distributions which it may be entitled to receive under subparagraph (ii) above, Pledgor shall, if necessary, upon written notice of Pledgee, from time to time execute and deliver to Pledgee appropriate proxies, dividend payment orders and other instruments as Pledgee may request.

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9. Authorization; Agent Appointed Attorney-in-Fact. So long as the Commitment shall be in effect under the Credit Agreement, any Specified Swap Contract shall be in effect or any of the Secured Obligations shall remain unpaid or unsatisfied, Pledgor does hereby designate and appoint Pledgee its true and lawful attorney coupled with an interest and with power irrevocable, upon the occurrence and during the continuation of any Event of Default, for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that Pledgee may deem necessary or advisable to accomplish the purposes hereof, including all of the following: (a) receive, endorse and collect all instruments made payable to Pledgor representing any dividend, interest payment or other distribution in respect of the Pledged Collateral or any part thereof and to give full discharge for the same; (b) perfect or continue perfected, maintain the priority of or provide notice of Pledgee’s security interest in the Pledged Collateral; (c) exercise dominion and control over, and refuse to permit further withdrawals from any securities account constituting part of the Pledged Collateral; (d) execute any and all endorsements, assignments or other documents and instruments necessary to sell, lease, assign, convey or otherwise transfer title in or dispose of the Pledged Collateral; and (e) execute any and all such other documents and instruments, and do any and all acts and things for and on behalf of Pledgor, which Pledgee may deem necessary or advisable to maintain, protect, realize upon and preserve the Pledged Collateral and Pledgee’s security interest therein and to accomplish the purposes of this Agreement. The acceptance of this appointment by Pledgee shall not obligate it to perform any duty, covenant or obligation required to be performed by the Pledgor under or by virtue of the Pledged Collateral or to take any action in connection therewith. All expenses incurred by Pledgee in connection with exercising any of its rights under this Section shall bear interest at the Default Rate from the date incurred until repaid by Pledgor; provided, however, that interest shall not accrue at a rate in excess of the maximum rate permitted by applicable Law. All amounts described in this Section shall be repayable by Pledgor on demand and Pledgor’s obligation to make such repayment shall constitute an additional Secured Obligation. The amount and nature of any expense by Pledgee hereunder and the time when paid shall be fully established by the certificate of Pledgee or any of Pledgee’s officers, employees, counsel, agents or attorneys-in-fact.

10. Pledgee Performance of Pledgor’s Obligations. Pledgee may perform or pay any obligation which Pledgor has agreed to perform or pay under or in connection with this Agreement, and Pledgor shall reimburse Pledgee on demand for any amounts paid by Pledgee pursuant to Section 15(a). Except in cases where prompt action is required to minimize risk of loss, Pledgee will give Pledgor two Business Days notice before performing or paying a Pledgor obligation.

11. No Responsibility for Certain Actions. Notwithstanding any provision contained in this Agreement, and other than as set forth in Section 9-207 of the UCC, Pledgee shall have no responsibility for (a) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Pledged Collateral, whether or not Pledgee has or is deemed to have knowledge of such matters, or (b) taking any necessary steps to preserve any rights against any parties with respect to any Pledged Collateral. Pledgee shall have no duty with respect to the custody, safekeeping and physical preservation of the Pledged Collateral in its possession other than as set forth in Section 9-207 of the UCC.

12. Remedies. Upon the occurrence and during the continuance of an Event of Default:

(a) General Remedies. If an Event of Default shall occur, Pledgee shall have, in addition to all other rights and remedies granted to it in this Agreement, the Credit Agreement, the other Loan Documents, all rights and remedies of a secured party under the UCC and other applicable Laws. Without limiting the generality of the foregoing, Pledgor agrees that Pledgee may:

(i) require Pledgor to assemble all or any part of the Pledged Collateral and make it available to Pledgee at any place and time designated by Pledgee;

(ii) exercise dominion and control over, and refuse to permit further withdrawals (whether of money, securities, instruments, investment property or other property) from any securities account constituting part of the Pledged Collateral; and

9

(iii) subject to the requirements of Laws affecting the offering and sale of securities, sell, resell, assign, transfer or otherwise dispose of any or all of the Pledged Collateral at public or private sale or at any broker’s board or on any securities exchange, by one or more contracts, in one or more parcels, at the same or different times, for cash or credit, or for future delivery without assumption of any credit risk, all as Pledgee deems advisable.

(b) Sale of Pledged Collateral. Each purchaser at any sale pursuant to this Agreement shall hold the property sold absolutely, free from any claim or right on the part of Pledgor, and Pledgor hereby waives, to the fullest extent permitted by applicable Laws, all rights of redemption, stay and appraisal which Pledgor now has or may at any time in the future have under any applicable Law now existing or hereafter enacted. Neither Pledgee’s compliance with the UCC or any other applicable Law, in the conduct of any sale made pursuant to this Agreement, nor its disclaimer of any warranties relating to the Pledged Collateral, shall be considered to adversely affect the commercial reasonableness of such sale. Pledgee shall give Pledgor 10 days’ written notice (which Pledgor agrees is reasonable notice within the meaning of Section 9-612 of the UCC) of Pledgee’s intention to make any sale of Pledged Collateral. Pledgee shall not be obligated to make any sale of any Pledged Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Pledged Collateral shall have been given. Pledgee may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. To the fullest extent permitted by applicable Laws, Pledgee may bid for or purchase the Pledged Collateral or any part thereof offered for sale and may make payment on account thereof by using any claim then due and payable to Pledgee from Pledgor as a credit against the purchase price and Pledgee may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to Pledgor therefor. Pledgor agrees to pay any deficiency remaining after collection or realization by Pledgee on the Pledged Collateral.

(c) Waiver of Rights to Purchase. Pledgor, for itself and its successors and assigns, does hereby irrevocably waive and release all preemptive, first-refusal and other similar rights of Pledgor to purchase any or all of the Pledged Capital Stock upon any sale thereof by Pledgee under this Agreement, whether such right to purchase arises under any of the Pledged Subsidiary’s Organization Documents, by agreement, by operation of law or otherwise.

(d) Exempt Sales Transactions. Pledgor recognizes that, by reason of certain prohibitions contained in the Securities Act of 1933, as from time to time amended (the “Securities Act”) and applicable state securities laws, Pledgee may, at its option, elect not to require Pledgor to register the offering or sale of all or any part of the Pledged Capital Stock under the provisions of the Securities Act and may be compelled, with respect to any sale of all or any part of the Pledged Capital Stock, to limit purchasers to those who will agree, among other things, to acquire such securities for their own account, for investment, and not with a view to the distribution or resale thereof. Pledgor acknowledges and agrees that any such sale may result in prices and other terms less favorable to the seller than if such sale were a public sale without such restrictions and notwithstanding such circumstances, agrees that any such sale shall be deemed to have been made in a commercially reasonable manner. Pledgee shall be under no obligation to delay the sale of any of the Pledged Capital Stock for the period of time necessary to permit Pledgor to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if Pledgor would agree to do so. If Pledgee determines to exercise its right to sell any or all of the Pledged Capital Stock, upon written request, Pledgor shall and shall cause each of the Pledged Subsidiaries to, from time to time, furnish to Pledgee all such information as Pledgee may request in order to determine the number of shares and other instruments included in the Pledged Capital Stock which may be sold by Pledgee as exempt transactions under the Securities Act and rules of the SEC thereunder, as the same are from time to time in effect.

(e) Additional Information. If Pledgee determines to exercise its right to sell any or all of the Pledged Capital Stock, upon written request, Pledgor shall and shall cause, each of its Subsidiaries to, from time to time, furnish to Pledgee all such information as Pledgee may request in order to determine the number of shares and other instruments included in the Pledged Capital Stock which may be sold by

10

Pledgee as exempt transactions under the Securities Act and rules of the SEC thereunder, as the same are from time to time in effect.

(f) Investment Banking Advice. In connection with any disposition of the Pledged Capital Stock, if Pledgee elects to obtain the advice of an investment banking firm, such firm shall be selected by Pledgor from among three nationally known investment banking firms which are member firms of the New York Stock Exchange, which three firms shall be proposed by Pledgee to Pledgor. Such selection by Pledgor shall be made within five Business Days after receipt by Pledgor of the names of the firms proposed by Pledgee. In the absence of such selection by Pledgor within such period, Pledgee may select any one of such firms. Pledgor agrees that the sale or other disposition of all or any part of the Pledged Capital Stock in reliance on the advice of the investment banking firm so selected shall be deemed to be commercially reasonable under the UCC and otherwise proper.

(g) Indemnification. Pledgor shall indemnify and hold harmless Pledgee and any underwriter or financial advisor to Pledgee or the Lenders (and the officers, directors, shareholders, employees, attorneys, and agents of each of them), from and against any and all loss, liability, claim, damage and expense (including, without limitation, Attorney Costs) under the Securities Act, any “Blue Sky” law or otherwise insofar as such loss, liability, claim, damage or expense arises out of or is based upon any untrue statement or alleged untrue statements of a material fact contained in a registration statement or prospectus or on any preliminary prospectus or any amendment or supplement thereto, or arises out of or is based upon any omission or alleged omission to state therein a material fact required to be stated or necessary to make the statements therein not misleading, such indemnification to remain operative regardless of any investigation made by or on behalf of Pledgee or any underwriter or financial advisor or any other person or entity indemnified hereunder. This indemnification does not apply to losses, claims, damages, liabilities or expenses that are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information furnished in writing to the issuer of such Pledged Capital Stock by Pledgee or on Pledgee’s behalf expressly for use therein.

(h) Retention of Pledged Collateral. Pledgee may, after providing the notices required by Section 9-620(a) of the UCC or otherwise complying with any requirement of applicable Law, accept or retain the Pledged Collateral or any part thereof in satisfaction of the Secured Obligations. Unless and until Pledgee shall have provided such notices, however, Pledgee shall not be deemed to have retained any Pledged Collateral in satisfaction of any Secured Obligations for any reason.

(i) Duty of Care. Except for the exercise of reasonable care in the custody of any Pledged Collateral in its possession and the accounting for moneys actually received by it hereunder, Pledgee shall have no duty as to any Pledged Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Pledged Collateral. Pledgee shall be deemed to have exercised reasonable care in the custody and preservation of Pledged Collateral in its possession if such Pledged Collateral is accorded treatment substantially equal to that which Pledgee accords its own property. Neither Pledgee nor any of its Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact shall be liable for failure to demand, collect or realize upon all or any part of the Pledged Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Pledged Collateral upon the request of a Pledgor or otherwise.

(j) Application of Proceeds. The cash proceeds actually received from the sale or other disposition or collection of the Pledged Collateral, and any other amounts received in respect of the Pledged Collateral the application of which is not otherwise provided for herein, shall be applied as provided in the Credit Agreement.

Pledgee shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement. Pledgor shall remain liable to Pledgee for any deficiency which exists after any sale or other disposition or collection of the Pledged Collateral.

13. Certain Waivers. Pledgor waives, to the fullest extent permitted by applicable Laws, (a) any right of redemption with respect to the Pledged Collateral, whether before or after sale hereunder,

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and all rights, if any, of marshalling of the Pledged Collateral or other collateral or security for the Secured Obligations; (b) any right to require Pledgee (i) to proceed against any Person, (ii) to exhaust any other collateral or security for any of the Secured Obligations, (iii) to pursue any remedy in Pledgee’s power, or (iv) to make or give any presentments, demands for performance, notices of nonperformance, protests, notices of protests or notices of dishonor in connection with any of the Pledged Collateral; and (c) all claims, damages, and demands against Pledgee arising out of the repossession, retention, sale or application of the proceeds of any sale of the Pledged Collateral.

14. No Waiver; Cumulative Remedies. No failure by Pledgee to exercise, and no delay in exercising, any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power, or remedy. The exercise of any right, power, or remedy shall in no event constitute a cure or waiver of any Event of Default or prejudice the rights of Pledgee in the exercise of any right hereunder. The rights and remedies provided herein are cumulative and not exclusive of any right or remedy provided by applicable Law.

15. Costs and Expenses; Indemnification; Other Charges.

(a) Costs and Expenses. Pledgor agrees to pay on demand: (ii) the out-of-pocket costs and expenses of Pledgee and any of its Affiliates, and Pledgee’s Attorney Costs, in connection with the negotiation, preparation, execution, delivery and administration of this Agreement, and any amendments, modifications or waivers of the terms thereof, and the custody of the Pledged Collateral; (ii) all present and future stamp, transfer, documentary and other such taxes, levies, fees, assessments and other charges made by any jurisdiction by reason of the execution, delivery, performance and enforcement of this Agreement; (iii) any and all expenses which may be charged to or for the account of Pledgee, including brokers’ or underwriters’ commissions or discounts, financial advisory fees, accounting fees, Attorney Costs, costs of printing and other expenses of offering, sale, or transfer shall be reimbursed by or charged to Pledgor pursuant to Section 12; and (iv) all costs and expenses of Pledgee and its Affiliates, including Attorney Costs, in connection with the enforcement or attempted enforcement of, and preservation of any rights or interests under, this Agreement, including in any out-of-court workout or other refinancing or restructuring or in any bankruptcy case, and the custody or preservation, protection, sale or collection of, or other realization upon, any of the Pledged Collateral, including all expenses of taking, collecting, holding, sorting, handling, preparing for sale, selling, or the like, and other such expenses of sales and collections of Pledged Collateral, and any and all losses, costs and expenses sustained by Pledgee as a result of any failure by Pledgor to perform or observe its obligations contained herein.

(b) Indemnification. In addition to the agreement to indemnify contained in Section 12(g), Pledgor hereby agrees to indemnify Pledgee, any Affiliate of Pledgee, and their respective directors, officers, employees, agents, counsel and other advisors (each an “Indemnified Person”) against, and hold each of them harmless from, any and all liabilities, obligations, losses, claims, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including Attorney Costs, to an Indemnified Person, which may be imposed on, incurred by, or asserted against any Indemnified Person, in any way relating to or arising out of this Agreement or the transactions contemplated hereby or any action taken or omitted to be taken by it hereunder (the “Indemnified Liabilities”); provided that Pledgor shall not be liable to any Indemnified Person for any portion of such Indemnified Liabilities to the extent they are found by a final decision of a court of competent jurisdiction to have resulted from such Indemnified Person’s gross negligence or willful misconduct. If and to the extent that the foregoing indemnification is for any reason held unenforceable, Pledgor agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

(c) Additional Secured Obligations. All amounts due under this Section shall be payable within 10 days of written demand therefor. If any amount payable by Pledgor under this Agreement is not paid when due, such amount shall (i) thereafter bear interest at a fluctuating interest rate per annum at all

12

times equal to the Default Rate to the fullest extent permitted by applicable Laws and (ii) be additional Secured Obligations secured hereby and by the other Collateral Documents.

16. Successor and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns in accord with the provisions of the Credit Agreement.

17. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF OREGON, EXCEPT AS REQUIRED BY MANDATORY PROVISIONS OF LAW AND TO THE EXTENT THE VALIDITY OR PERFECTION OF THE SECURITY INTERESTS HEREUNDER, OR THE REMEDIES HEREUNDER, IN RESPECT OF ANY COLLATERAL ARE GOVERNED BY THE LAW OF A JURISDICTION OTHER THAN OREGON; PROVIDED THAT PLEDGEE SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

18. Amendments, Etc. No amendment or waiver of any provision of this Agreement, and no consent to any departure by Pledgor therefrom, shall be effective unless in writing signed by Pledgee and Pledgor, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit under the Credit Agreement shall not be construed as a waiver of any Default under the Credit Agreement.

19. Notices. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be given in the manner and to the addresses as specified, and shall be effective as provided, in the Credit Agreement.

20. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

21. Integration. This Agreement, together with the other Loan Documents, comprises the complete, final and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter.

22. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

23. No Inconsistent Requirements. Pledgor acknowledges that this Agreement and the other Loan Documents may contain covenants and other terms and provisions variously stated regarding the same or similar matters, and agrees that all such covenants, terms and provisions are cumulative and all shall be performed and satisfied in accordance with their respective terms.

24. Amendment and Restatement. This Agreement shall become effective on the Closing Date (as defined in the Credit Agreement) and shall supersede all provisions of the Existing Pledge Agreement as of such date. From and after the Closing Date all references made to the Existing Pledge Agreement in any Loan Document or in any other instrument or document shall, without more, be deemed to refer to this Agreement.

25. Termination. This Agreement and the security interest in the Pledged Collateral shall terminate and Pledgor shall be entitled to the return, upon its request and at its expense, of such of the tangible Pledged Collateral (or so much thereof that has not been sold or otherwise applied pursuant to the terms hereof) when all of the Secured Obligations shall have been finally and indefeasibly paid in full (other than contingent indemnification obligations), the Commitment of Pledgee has been terminated, all Letters of Credit issued or deemed issued pursuant to the Credit Agreement have expired or been terminated and all Specified Swap Contracts have been terminated; provided, however, that the obligations of Pledgor under Sections 12(g) and 15 shall survive such termination.

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IN WITNESS WHEREOF, Pledgor has executed this Agreement by its duly authorized officer as of the day and year first above written.

PLANAR SYSTEMS, INC., an Oregon corporation

By:
Name:
Title:

Acknowledged and Agreed:

BANK OF AMERICA, N.A., a national banking association

By:
Name:
Title:

14

SCHEDULE 1

PLEDGED CAPITAL STOCK

Part (a). Pledged Domestic Subsidiaries.

Name of Pledged Subsidiary	Jurisdiction of Incorporation/ Organization	Class of Stock/ Interests	Number of Shares/ Interests Issued	Number of Shares/ Interests Outstanding	Number of Shares/ Interests Owned by Pledgor
Clarity, a division of Planar Systems, Inc.	Oregon (ID# 369613-99)	Common	1,000	1,000	100%
Planar China LLC	Oregon (ID# 183769-96)	Membership	1	1	100%
Runco International LLC	Oregon (ID# 433460-97)	Membership	1	1	100%
Planar Taiwan LLC	Oregon (ID# 183768-97)	Membership	1	1	100%
Part (b). Pledged Foreign Subsidiaries.
Name of Pledged Subsidiary	Jurisdiction of Incorporation/ Organization	Class of Stock/ Interests	Number of Shares/ Interests Issued	Number of Shares/ Interests Outstanding	Number of Shares/ Interests Owned by Pledgor
Planar Systems Oy	Finland (ID# 0793650-6)	Common	10,000	10,000	100%

Part (c). Limited Liability Company Agreements.

Name of Pledged Subsidiary	Operating Agreement
Planar China LLC	Operating Agreement of Planar China LLC dated as of November 14, 2003, as amended, restated, supplemented or otherwise modified
Runco International LLC	Operating Agreement of Runco International LLC dated as of December 4, 2007, as amended, restated, supplemented or otherwise modified
Planar Taiwan LLC	Operating Agreement of Planar Taiwan LLC dated as of November 14, 2003, as amended, restated, supplemented or otherwise modified

1

ANNEX 1

SUPPLEMENT

SUPPLEMENT NO.              dated as of                     , to the Amended and Restated Pledge Agreement dated as of December 1, 2009 (the “Pledge Agreement”) made by PLANAR SYSTEMS, INC., an Oregon corporation (the “Pledgor”), in favor of BANK OF AMERICA, N.A., a national banking association (the “Pledgee”).

RECITALS

A. Pledgor is a party to that certain Amended and Restated Credit Agreement dated as of December 1, 2009 by and between Pledgor and Pledgee (as amended, restated, modified, renewed, supplemented or extended from time to time, the “Credit Agreement”).

B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Pledge Agreement.

C. Pledgor has entered into the Pledge Agreement in order to induce Pledgee to make Credit Extensions under the Credit Agreement, and pursuant to Section 4 of the Pledge Agreement Pledgor is required to deliver to Pledgee all certificates, instruments or other writings representing or evidencing Pledged Capital Stock received by Pledgor after the date of the Pledge Agreement together with a duly executed Supplement substantially the form hereof.

D. Pledgor is executing this Supplement in accordance with the requirements of the Pledge Agreement in consideration for Pledgee to make Credit Extensions under the Credit Agreement.

Accordingly, Pledgor agrees as follows:

1. Pledgor agrees that this Supplement may be attached to the Pledge Agreement and that the shares of capital stock or other equity securities listed on this Supplement shall be and become part of the Pledged Collateral referred to in the Pledge Agreement and shall secure all Secured Obligations.

2. Pledgor agrees that the shares of capital stock and other equity securities listed below shall for all purposes constitute Pledged Collateral and shall be subject to the security interest created by the Pledge Agreement.

Name of Pledged Subsidiary	Jurisdiction of Incorporation/ Organization	Class of Stock/ Interests	Number of Shares/ Interests Issued	Number of Shares/ Interests Outstanding	Number of Shares/ Interests Owned by Pledgor

3. Pledgor certifies that the representations and warranties set forth in Section 5 of the Pledge Agreement are true and correct with respect to the shares of capital stock or other equity securities listed on this Supplement on and as of the date hereof.

4. Except as expressly supplemented hereby, the Pledge Agreement shall remain in full force and effect.

5. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF OREGON APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

6. Pledgor agrees to reimburse Pledgee for its out-of-pocket expenses (including Attorney Costs of Pledgee) incurred in connection with this Supplement.

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IN WITNESS WHEREOF, Pledgor has executed this Supplement by its duly authorized officer as of the day and year first above written.

PLANAR SYSTEMS, INC., an Oregon corporation

By:
Name:
Title:

Accepted:

BANK OF AMERICA, N.A., a national banking association

By:
Name:
Title:

2

EXHIBIT F

FORM OF INDEMNITY, SUBROGATION AND CONTRIBUTION AGREEMENT

Exhibit F – 1

EXHIBIT G

FORM OF BORROWING BASE CERTIFICATE

Certificate Date:                     ,

To:	Bank of America, N.A.

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Credit Agreement, dated as of December 1, 2009 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), between Planar Systems, Inc., an Oregon corporation (“Borrower”), and Bank of America, N.A., a national banking association (“Lender”).

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the                                          of Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to Lender on behalf of Borrower, and that:

1.	The Borrowing Base Amount, as of the above date is as follows:

A.	Value of Eligible Accounts:	$

B.	80% of the Value of Eligible Accounts:	$

2. The Accounts included in the Eligible Accounts as set forth above, (a) conform in all material respects, to the representations and warranties in Section 5(g) of the Security Agreement, (b) are subject to the Lien of the Security Agreement and subject to no other Liens (other than Permitted Liens as defined in the Security Agreement), and (c) are, otherwise, Eligible Accounts, as required under the Credit Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                     ,         .

PLANAR SYSTEMS, INC., an Oregon corporation

By:
Name:
Title:

Exhibit G – 1

EXHIBIT H

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:                     ,

To:	Bank of America, N.A.

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Credit Agreement, dated as of December 1, 2009 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), between Planar Systems, Inc., an Oregon corporation (“Borrower”), and Bank of America, N.A., a national banking association (“Lender”).

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the                                          of Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to Lender on behalf of Borrower, and that:

[Use following for fiscal year-end financial statements]

1. Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 6.01(a) of the Credit Agreement for the fiscal year of Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following for fiscal quarter-end financial statements]

1. Attached hereto as Schedule 1 are the unaudited financial statements required by Section 6.01(b) of the Credit Agreement for the fiscal quarter of Borrower ended as of the above date. Such financial statements fairly present in all material respects the financial condition, results of operations and cash flows of Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2. The undersigned has reviewed and is familiar with the terms of the Credit Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of Borrower during the accounting period covered by the attached financial statements.

3. A review of the activities of Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period Borrower performed and observed all its Obligations under the Loan Documents, and

[select one:]

[to the knowledge of the undersigned during such fiscal period, Borrower performed and observed each covenant and condition of the Loan Documents applicable to it.]

—or—

[the following covenants or conditions have not been performed or observed and the following is a list of each such Default or Event of Default and its nature and status:]

4. The representations and warranties of Borrower contained in Article V of the Credit Agreement, or which are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct

Exhibit H – 1

as of such earlier date, and except that for purposes of this Compliance Certificate, the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Credit Agreement, including the statements in connection with which this Compliance Certificate is delivered.

5. The financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                     ,         .

PLANAR SYSTEMS, INC., an Oregon corporation

By:
Name:
Title:

Exhibit H – 2

For the Quarter/Year ended                                          (“Statement Date”)

SCHEDULE 2

to the Compliance Certificate

($ in 000’s)

I.	Section 6.12(a) – Net Worth.

	A.	Net Worth at Statement Date:

		1.	On a consolidated basis, the shareholder’s equity of Borrower and its Subsidiaries exclusive of accumulated other income or loss:	$

	B.	Minimum Net Worth:

		1.	The sum of 50% of net income (without subtracting net losses) earned in each quarterly accounting period commencing after September 25, 2009:	$

		2.	Minimum required Net Worth (Line I.B.1 plus $50,000,000):	$

	C.	Excess (deficient) for covenant compliance
		(Line I.A.1 – I.B.2):		$

II.	Section 6.12 (b) – Fixed Charge Coverage Ratio.

	A.	EBITDA for four prior fiscal quarters ending on above date (“Subject Period”):

		1.	On a consolidated basis, net income for Subject Period:	$

		2.	On a consolidated basis, Interest Charges for Subject Period:	$

		3.	On a consolidated basis, federal, state, local and foreign income tax for Subject Period:	$

		4.	On a consolidated basis, depreciation, depletion and amortization expense for Subject Period:	$

		5.	On a consolidated basis, to the extent deducted in calculating net income, foreign exchange losses for Subject Period:	$

		6.	On a consolidated basis, other expenses reducing net income for such period which did not or will not require a cash settlement in such period or any future period (including but not limited to impairment changes, costs associated with exit or disposal activities, in-process research and development charges, and stock based compensation) for Subject Period:	$

		7.	On a consolidated basis, to the extent added in calculating net income, foreign exchange gains for Subject Period:	$

Exhibit H – 3

	8.	On a consolidated basis, to the extent added in calculating net income, all items increasing net income for such period which did not or will not result in a cash settlement in such period or any future period, for Subject Period:	$

	9.	Adjustment for certain sales and Permitted Acquisitions (with supporting detail attached):	$

	10.	Gain resulting from the transaction of the sale of all or a portion of an ongoing business:	$

	11.	Total EBITDA (Line II.A.1 + II.A.2 + II.A.3 + II.A.4 + II.A.5 + II.A.6 + II.A.7 + II.A.8 + II.A.9 + II.A.10):	$

B.	Fixed Charges for Subject Period:

	1.	Interest charges actually paid in cash for Subject Period:	$

	2.	Principal payments scheduled to have been paid during Subject Period on Funded Indebtedness:	$

	3.	Dividends paid by Borrower during Subject Period:	$

	4.	Cash payments required to be made during Subject Period on any Swap Contract:	$

	5.	Cash receipts received during Subject Period from any Swap Contract:	$

	6.	Total Fixed Charges (Line II.B.1 + II.B.2 + II.B.3 + II.B.4 + II.B.5):	$

C.	Fixed Charge Coverage Ratio (Line II.A.11 ÷ III.B.6)			to 1.0

Minimum Required: 1.25 to 1.0

Exhibit H – 4